EXHIBIT 10.1

Execution Version

INSTADOSE PHARMA CORP.

AND

INSTADOSE PHARMA CORP.

(formerly Mikrocoze, Inc.)

ARRANGEMENT AGREEMENT

Dated September 1, 2021

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Table of Contents

(continued)

SCHEDULE A PLAN OF ARRANGEMENT UNDER SECTION 288 OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)	1

SCHEDULE B ARRANGEMENT RESOLUTION	1

SCHEDULE 3.1 REPRESENTATIONS AND WARRANTIES OF INSTADOSE	1

SCHEDULE 4.1 REPRESENTATIONS AND WARRANTIES OF MZKR	1

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ARRANGEMENT AGREEMENT

THIS ARRANGEMENT AGREEMENT is made as of September 1, 2021.

BETWEEN:

INSTADOSE PHARMA CORP. (formerly MIKROCOZE Inc.), a corporation existing under the laws of the State of Nevada with its head office in Chesapeake, Virginia (“MZKR”)

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INSTADOSE PHARMA CORP., a company existing under the laws of the Province of British Columbia, with its registered and records office in Vancouver, British Columbia (“Instadose”)

RECITALS:

A.

The board of directors of each of MZKR and Instadose has determined that it would be in the best interests of MZKR and Instadose, respectively, for MZKR to acquire all of the issued and outstanding shares of Instadose;

B.	MZKR proposes to acquire all of the issued and outstanding common shares of Instadose by way of a plan of arrangement under the provisions of the Business Corporations Act (British Columbia);

C.	Upon the effectiveness of the plan of arrangement, common shareholders of Instadose will receive the Consideration for each common share of Instadose held; and

D.	The parties hereto have entered into this Agreement to provide for the matters referred to in the foregoing recitals and for other matters related to the transaction herein provided for.

THEREFORE, the Parties agree as follows:

ARTICLE 1
INTERPRETATION

1.1 Definitions

Whenever used in this Agreement, the following words and terms have the meanings set out below:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement and other than any transaction involving only Instadose and/or one or more of its wholly-owned Subsidiaries, any offer, proposal or inquiry from any Person or group of Persons (other than MZKR, any affiliate of MZKR, or any Person acting in concert with MZKR or any affiliate of MZKR), whether or not in writing and whether or not delivered to Instadose Shareholders, relating to: (a) any acquisition or purchase, direct or indirect, through one or more transactions, of (i) the assets of Instadose and/or one or more of its Subsidiaries that, individually or in the aggregate, constitute 20% or more of the consolidated assets of Instadose and its Subsidiaries, taken as a whole, or which contribute 20% or more of the consolidated revenue of Instadose and its Subsidiaries, taken as a whole, or (ii) 20% or more of any voting or equity securities of Instadose or 20% or more of any voting or equity securities of any one or more of any of Instadose’s Subsidiaries that, individually or in the aggregate, contribute 20% or more of the consolidated revenues or constitute 20% or more of the consolidated assets of Instadose and its Subsidiaries, taken as a whole; (b) any take-over bid, tender offer, exchange offer or other transaction that, if consummated, would result in such Person or group of Persons beneficially owning 20% or more of any class of voting or equity securities of Instadose; (c) a plan of arrangement, merger, amalgamation, consolidation, share exchange, share reclassification, business combination, reorganization, recapitalization, liquidation, dissolution, winding up or other similar transaction or series of transactions involving Instadose or any of its Subsidiaries whose assets or revenues, individually or in the aggregate, constitute 20% or more of the consolidated assets or revenues, as applicable, of Instadose and its Subsidiaries, taken as a whole (in each case, determined based upon the most recently publicly available consolidated financial statements of Instadose);

“affiliate” has the meaning specified in National Instrument 45-106 – Prospectus Exemptions of the Canadian Securities Administrators;

“Agreement” means this arrangement agreement, including all schedules annexed hereto, as the same may be amended, supplemented, or otherwise modified from time to time in accordance with the terms hereof;

“Arrangement” means the arrangement of Instadose under Division 5 of Part 9 of the BCBCA on the terms and subject to the conditions set out in the Plan of Arrangement, subject to any amendments or variations thereto made in accordance with the terms of this Agreement and the Plan of Arrangement or made at the direction of the Court in the Final Order;

“Arrangement Resolution” means the special resolution of Instadose Shareholders approving the Arrangement which is to be considered at the Shareholder Meeting substantially in the form of Schedule B hereto;

“Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, license, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, by-law, rule, or regulation, of, from or required by any Governmental Entity having jurisdiction over the Person;

“BCBCA” means the Business Corporations Act (British Columbia);

“Books and Records” as it relates to a Party, means books, ledgers, files, lists, reports, plans, logs, deeds, surveys, correspondence, operating records, Tax Returns and other data and information, including all data and information stored on computer-related or other electronic media, maintained with respect to a Party and its business, that have been provided by it to the other Party;

“Business Day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in the Province of British Columbia or in the State of Virginia;

“Canadian Securities Laws” means the Securities Act, together with all other applicable securities Laws, rules and regulations and published policies thereunder or under the securities laws of any other province or territory of Canada;

“Consideration” means for each Instadose Share, such fraction of a MZKR Share as is equal to the product, rounded to two-decimal places of 1.34;

“Consideration Shares” means the MZKR Shares to be issued as Consideration pursuant to the Arrangement;

“Contract” means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding, joint venture, partnership or other right or obligation (written or oral) to which a Party or any of its Subsidiaries is a party or by which it or any of its Subsidiaries is bound or to which any of their respective properties or assets is subject;

“Court” means the Supreme Court of British Columbia;

“Depositary” means any Person that Instadose may appoint to act as depositary for the Instadose Shares in relation to the Arrangement, with the approval of MZKR, acting reasonably;

“Dissent Rights” means the rights of dissent in respect of the Arrangement described in the Plan of Arrangement;

“Effective Date” means the date upon which the Arrangement becomes effective, as set out in Section 2.10;

“Effective Time” means the time on the Effective Date that the Arrangement becomes effective, as set out in the Plan of Arrangement;

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“Employees” means all personnel and independent contractors employed, engaged, or retained by a Party, including any that are on medical or long-term disability leave, or other statutory or authorized leave of absence;

“Employment Information” has the meaning ascribed thereto in Section o(i) of Schedule 3.1;

“Encumbrance” means any security interest, mortgage, charge, pledge, hypothec, lien, encumbrance, restriction, option, adverse claim, right of others or other encumbrance of any kind;

“Environmental Laws” means all Laws and agreements with Governmental Entities and all other statutory requirements relating to public health or the protection of the environment and all Authorizations issued pursuant to such Laws, agreements, or other statutory requirements;

“Fairness Opinion” has the meaning ascribed thereto in Section 2.3(b);

“Final Order” means the final order of the Court pursuant to Section 291 of the BCBCA approving the Arrangement, as such order may be amended, modified, supplemented, or varied by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed, or as amended on appeal;

“Governmental Entity” means: (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, ministry, bureau or agency, domestic or foreign; (b) any stock exchange; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, antitrust, foreign investment, expropriation or taxing authority under or for the account of any of the foregoing;

“including” means including without limitation, and “include” and “includes” have a corresponding meaning;

“Instadose” means Instadose Pharma Corp., a company existing under the laws of the Province of British Columbia;

“Instadose Board” means the board of directors of Instadose as the same is constituted from time to time;

“Instadose Board Recommendation” has the meaning ascribed thereto in Section 2.6(c);

“Instadose Books and Records” means books, ledgers, files, lists, reports, plans, logs, deeds, surveys, correspondence, operating records, Tax Returns and other data and information, including all data and information stored on computer-related or other electronic media, maintained with respect to Instadose and its business, that have been provided by Instadose to MZKR;

“Instadose Change in Recommendation” has the meaning ascribed thereto in Section 7.2(a)(iii)(A);

“Instadose Circular” means the notice of the Shareholder Meeting and accompanying management information circular, including all schedules, appendices and exhibits thereto and enclosures therewith, to be sent to Instadose Shareholders in connection with the Shareholder Meeting, as amended, supplemented, or otherwise modified from time to time;

“Instadose Material Adverse Effect” means, any change, event, occurrence, effect, state of facts or circumstance that, individually or in the aggregate with other such changes, events, occurrences, effects, state of facts or circumstances, is or would reasonably be expected to be material and adverse to the current and future business, operations, results of operations, assets, properties, capitalization, condition (financial or otherwise) or liabilities (contingent or otherwise) of Instadose and its Subsidiaries, taken as a whole, except any such change, event, occurrence, effect, state of facts or circumstance resulting from:

(a)	general conditions in each of the cannabis or the pharmaceutical industries as a whole;

(b)

any change in global, national, or regional political conditions of Canada, the United States or U.S. states in which Instadose has material operations or globally (including the outbreak or escalation of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial, banking or capital markets of Canada, the United States or U.S. states in which Instadose has material operations or globally;

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(c)	any change to the rate at which Canadian dollars can be exchanged for United States dollars or vice versa;

(d)	any adoption, proposal, implementation or change in Law or any interpretation of Law by any Governmental Entity or in U.S. GAAP applicable to Instadose;

(e)	any natural disaster (including those arising from or out of climatic or other natural events or conditions such as drought and other weather conditions);

(f)	general outbreaks of illness (including the COVID-19 pandemic);

(g)

the failure by Instadose to meet any internal, third party or public projections, forecasts, guidance or estimates of revenues or earnings or other financial or operating metrics (it being understood that the causes or facts underlying or contributing to any such failure may be considered in determining whether an Instadose Material Adverse Effect has occurred, to the extent not otherwise excepted by another clause of this definition);

(h)

the announcement or disclosure of this Agreement or the transactions contemplated hereby, including any loss, or threatened loss of, or adverse change or threatened adverse change in, the relationship of Instadose or its Subsidiaries with Instadose’s employees, customers, suppliers, partners, and other Persons with which Instadose or any of its Subsidiaries has business relations;

(i)	any action taken (or omitted to be taken) by Instadose or its Subsidiaries that is consented to by Instadose expressly in writing or expressly required by this Agreement; or

(j)	any actions taken (or omitted to be taken) by Instadose upon the written request of Instadose;

provided, however, that with respect to clauses (a) through to and including (f), such matter does not have a materially disproportionate effect on Instadose and its Subsidiaries, taken as a whole, relative to other comparable companies and entities operating in the industry in which Instadose and/or its Subsidiaries operate, and unless expressly provided in any particular section of this Agreement, references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for purposes of determining whether an “Instadose Material Adverse Effect” has occurred;

“Instadose Shareholder Approval” means the approval of the Arrangement Resolution by Instadose Shareholders at the Shareholder Meeting in accordance with Section 2.4(b);

“Instadose Shares” means the common shares in the authorized share capital structure of Instadose;

“Instadose Shareholders” means the holders of Instadose Shares;

“Intellectual Property” means anything that is or may be protected by any Intellectual Property Rights in any jurisdiction such as, but not limited to works (including software), performances, trade secrets, inventions (whether patentable or not), improvements to such inventions, industrial designs, mask work and integrated circuit topographies, trade-marks, trade names, business names, corporate names, domain names, website names and world wide web addresses, whether or not they may also be protected, at any given time, as a trade secret or confidential information, including proprietary and non-public business information, know-how, methods, processes, designs, technology, technical data, schematics, models, simulations and documentation relating to any of the foregoing;

“Intellectual Property Rights” means domestic and foreign: (a) patents and applications for patents, and reissues, re-examinations, divisions, continuations, continuations-in-part, renewals, extensions and validations of patents and applications for patents, utility models and petty patents; (b) copyrights, copyright registrations and applications for copyright registration; (c) mask work registrations and applications for mask work registrations; (d) design patents and registrations, design patents and registration applications and integrated circuit topography registrations and applications; or (e) common law rights to trade-marks, trade-mark registrations and trade-mark applications;

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“Interim Order” means the interim order of the Court contemplated by Section 2.4 of this Agreement and made pursuant to the BCBCA, providing for, among other things, the calling and holding of the Shareholder Meeting, as the same may be amended, modified, supplemented or varied by the Court;

“Investment Canada Act” means the Investment Canada Act (Canada).

“Investment Canada Act Clearance” or “ICA Clearance” means: either: (a) no notice has been given under subsection 25.2(1) or subsection 25.3(2) of the Investment Canada Act within the prescribed period or, (b) if notice has been given under subsection 25.2(1) or subsection 25.3(2) of the Investment Canada Act, then either the Minister under the Investment Canada Act shall have sent to the Purchaser a notice under paragraph 25.2(4)(a) or paragraph 25.3(6)(b) of the Investment Canada Act, or the Governor in Council shall have issued an order under paragraph 25.4(1)(b) of the Investment Canada Act authorizing the transactions contemplated by this Agreement.

“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees, or other legally binding requirements, whether domestic or foreign, and the terms and conditions of any Authorization of or from any Governmental Entity, and, for greater certainty, includes Canadian Securities Laws and U.S. Securities Laws;

“Liens” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and adverse rights or claims, other third-party interest, or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Material Contract” means in respect of a Party or any of its Subsidiaries, any Contract:

(a)	that if terminated or modified or if it ceased to be in effect, would reasonably be expected to have a MZKR Material Adverse Effect or an Instadose Material Adverse Effect, as applicable;

(b)	relating directly or indirectly to the guarantee of any material liabilities or material obligations or to material indebtedness for borrowed money;

(c)

restricting the incurrence of indebtedness by a Party or any of its Subsidiaries (including by requiring the granting of an equal and rateable Lien) or the incurrence of any Liens on any properties or assets of that Party or any of its Subsidiaries, or restricting the payment of dividends by that Party in each case, in any material respect;

(d)	under which a Party or any of its Subsidiaries is obligated to make or expects to receive payments in excess of $25,000 over the remaining term of the contract;

(e)

that limits or restricts a Party or any of its Subsidiaries from engaging in any line of business or in any geographic area, except for any such Contract that does not have a MZKR Material Adverse Effect or Instadose Material Adverse Effect, as applicable; or

(f)	that is otherwise material to a Party and its Subsidiaries, taken as a whole;

“material fact” and “material change” have the meanings ascribed thereto in the Securities Act;

“Minister” means the Minister of Innovation, Science, and Industry and/or other Ministers responsible for the Investment Canada Act.

“misrepresentation” has the meaning ascribed thereto in the Securities Act;

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“Mikrocoze” or “MZKR” means Instadose Pharma Corp. (OTCQB: INSD), a Nevada corporation (which prior to March 4, 2021 was known as Mikrocoze, Inc. (OTCQB: MZKR)), which changed its name in anticipation of the completion of the Arrangement.

“MZKR Board” means the board of directors of MZKR as the same is constituted from time to time;

“MZKR Employment Information” has the meaning ascribed to that term in Section (p)(i) of Schedule 4.1;

“MZKR Material Adverse Effect” means, any change, event, occurrence, effect, state of facts or circumstance that, individually or in the aggregate with other such changes, events, occurrences, effects, state of facts or circumstances, is or would reasonably be expected to be material and adverse to the current and future business, operations, results of operations, assets, properties, capitalization, condition (financial or otherwise) or liabilities (contingent or otherwise) of MZKR and its Subsidiaries, taken as a whole, except any such change, event, occurrence, effect, state of facts or circumstance resulting from:

(a)	general conditions in each of the cannabis or the pharmaceutical industries as a whole;

(b)

any change in global, national, or regional political conditions of Canada, the United States or U.S. states in which MZKR has material operations or globally (including the outbreak or escalation of war or acts of terrorism) or in general economic, business, regulatory, political or market conditions or in national or global financial, banking or capital markets of Canada, the United States or U.S. states in which MZKR has material operations or globally;

(c)	any change to the rate at which Canadian dollars can be exchanged for United States dollars or vice versa;

(d)	any adoption, proposal, implementation or change in Law or any interpretation of Law by any Governmental Entity or in U.S. GAAP applicable to MZKR;

(e)	any natural disaster (including those arising from or out of climatic or other natural events or conditions such as drought and other weather conditions);

(f)	general outbreaks of illness (including the COVID-19 pandemic);

(g)

the failure by MZKR to meet any internal, third party or public projections, forecasts, guidance or estimates of revenues or earnings or other financial or operating metrics (it being understood that the causes or facts underlying or contributing to any such failure may be considered in determining whether a MZKR Material Adverse Effect has occurred, to the extent not otherwise excepted by another clause of this definition);

(h)

the announcement or disclosure of this Agreement or the transactions contemplated hereby, including any loss or threatened loss of, or adverse change or threatened adverse change in, the relationship of MZKR or its Subsidiaries with MZKR’s employees, customers, suppliers, partners and other Persons with which MZKR or any of its Subsidiaries has business relations;

(i)	any action taken (or omitted to be taken) by MZKR or its Subsidiaries that is consented to by Instadose expressly in writing or expressly required by this Agreement;

(j)	any actions taken (or omitted to be taken) by MZKR upon the written request of Instadose; or

(k)

any change in the market price or trading volume of any securities of MZKR (it being understood that the causes or facts underlying or contributing to such change in market price or trading volume may be considered in determining whether a MZKR Material Adverse Effect has occurred, to the extent not otherwise excepted by another clause of this definition);

provided, however, that with respect to clauses (a) through to and including (f), such matter does not have a materially disproportionate effect on MZKR and its Subsidiaries, taken as a whole, relative to other comparable companies and entities operating in the industry in which MZKR and/or its Subsidiaries operate, and unless expressly provided in any particular section of this Agreement, references in certain sections of this Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for purposes of determining whether a “MZKR Material Adverse Effect” has occurred;

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“MZKR Public Documents” means all forms, periodic and current reports, schedules, statements, and other documents filed or furnished by MZKR under the U.S. Exchange Act, which are publicly available;

“MZKR Shareholders” means the holders of MZKR Shares;

“MZKR Shares” means the shares of common stock in the authorized share capital of MZKR;

“NI 45‑106” means National Instrument 45‑106 Prospectus Exemptions;

“Order” means all judicial, arbitral, administrative, ministerial, departmental, or regulatory judgments, injunctions, orders, decisions, rulings, determinations, awards, or decrees of any Governmental Entity (in each case, whether temporary, preliminary, or permanent);

“OTCQB” means the OTCQB Pink of the OTC Markets Group;

“Outside Date” means December 31, 2021;

“Parties” means Instadose and MZKR and “Party” means any one of them, as the context requires;

“Permitted Liens” means, in respect of Instadose or any of its Subsidiaries, any one or more of the following:

(a)

Liens for Taxes not at the time due and payable or the validity of which is being contested at such time by such person in good faith by proper proceedings promptly instituted and diligently conducted and in respect of which Instadose has made adequate provisions in accordance with U.S. GAAP;

(b)

the Lien of any judgment rendered, or claim filed against such person which such person is contesting at such time in good faith by proper proceedings, and in respect of which Instadose has made adequate provisions in accordance with U.S. GAAP;

(c)

Liens or privileges imposed by Law such as carriers, warehousemen’s, mechanics, builder’s, and materialmen’s Liens for construction in progress otherwise arising in the ordinary course of business of such person for sums not at such time due and payable or which are being contested at such time by such person in good faith by proper proceedings and where all legally required holdbacks have been retained;

(d)	undetermined or inchoate Liens incidental to current operations which have not at such time been filed, which do not secure indebtedness, and which relate to obligations not yet due or delinquent;

(e)

restrictions, covenants, land use contracts, rent charges, building schemes, declarations of covenants, conditions and restrictions, servicing agreements, or other registered agreements or instruments in favour of any Governmental Entity, easements, rights-of-way, servitudes, rental pool agreements or other similar rights in or with respect to real property (including in respect of railways, water, sewer, drainage, gas and oil pipelines, electricity, light, power, telephone, telegraph, internet or cable television services and utilities) granted to or reserved by other persons or properties, which in the aggregate do not materially impair the use of or the operation of the business of such Person or the property subject thereto and provided that same have been complied with;

(f)

subdivision plans, site plans, subdivision plats, maps, surveys and similar instruments registered or recorded in the ordinary course of business which do not materially impair the use of or the operation of the business of such Person or the property subject thereto and provided the same have been complied with;

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(g)

any right reserved to or vested in any Governmental Entity by the terms of any permit, license, certificate, order, grant, classification (including any zoning laws and ordinances and similar legal requirements), registration or other consent, approval or authorization acquired by such person from any Governmental Entity or by any Law, to terminate any such permit, license, certificate, order, grant, classification, registration or other consent, approval or authorization or to require annual or other payments as a condition to the continuance thereof and which in the aggregate do not materially impair the use of or the operation of the business of such Person or the property subject thereto;

(h)

any Lien resulting from the deposit of cash or securities in connection with any of the Liens referred to in clauses (a), (b) or (c) of this definition or in connection with contracts, tenders, leases, or expropriation proceedings or to secure workmen’s compensation, surety or appeal bonds, costs of litigation when required by Law and public and statutory obligations;

(i)

any security given to a public or private utility or other service provider or any other Governmental Entity when required by such utility or other Governmental Entity in connection with the operations of such person in the ordinary course of its business;

(j)

any lease, notice of lease, agreement to lease, option to lease, license, sub-lease or other right of use or occupancy assumed or entered into by or on behalf of such person in the ordinary course of its business, which do not individually or in the aggregate render the title to any real estate asset invalid or unmarketable and which would not materially interfere with the conduct of the business of such person;

(k)	the reservations, exceptions, limitations, provisos, and conditions, if any, expressed in any grants from the Crown or similar Governmental Entity of any owned, leased, or licensed real property;

(l)

defects or irregularities in title relating to real property which in the aggregate will not materially impair the use of the property for the purposes for which it is held by such Person, or the business operated by such Person or the property subject thereto;

(m)

minor encroachments by any structure onto adjoining lands which will not materially impair the use of such property for the purposes for which it is held, or the business operated on such property or the property subject thereto;

(n)	any right of set-off, refund or charge-back available to any bank or other financial institution;

(o)	Liens granted under purchase money mortgages, conditional sale agreements and other similar instruments relating to purchased properties or assets; and

(p)	Liens on any properties or assets acquired after the date hereof which are existing at the time of such acquisition, provided such acquisition is not prohibited pursuant to Section 5.1;

“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Plan of Arrangement” means the plan of arrangement of Instadose, substantially in the form of Schedule A hereto, and any amendments or variations thereto made in accordance with this Agreement and the Plan of Arrangement or upon the direction of the Court in the Final Order;

“Proceeding” has the meaning ascribed thereto under Section (r) of Schedule 3.1;

“Regulatory Approval” means, in respect of a Party, any consent, waiver, permit, exemption, review, order, decision or approval of, or any registration and filing with, any Governmental Entity, or the expiry, waiver or termination of any waiting period imposed by Law or a Governmental Entity, in each case required to be obtained or made by such Party in connection with the Arrangement or otherwise necessary to permit the Parties to complete their obligations under this Agreement.

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“Representatives” has the meaning ascribed thereto under Section 5.6(a);

“Response Period” has the meaning ascribed thereto under Section 5.6(f)(v);

“SEC” means the United States Securities and Exchange Commission;

“Securities Act” means the Securities Act (British Columbia) and the rules, regulations and published policies made thereunder;

“Securities Authority” means the applicable securities commission or securities regulatory authority of a province or territory of Canada;

“Senior Employee” means all employees of Instadose and its Subsidiaries holding a position of vice president, director or higher;

“Share Consideration” has the meaning ascribed thereto in the Plan of Arrangement;

“Shareholder Meeting” means the special meeting of Instadose Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

“Subsidiary” has the meaning ascribed thereto in the NI 45‑106, in force as of the date of this Agreement;

“Superior Proposal” means an unsolicited bona fide written Acquisition Proposal to acquire at least 100% of the outstanding Instadose Shares or all or substantially all of the assets of Instadose and its Subsidiaries on a consolidated basis made by a third party after the date of this Agreement: (a) that is not subject to any financing condition and in respect of which any required financing to complete such Acquisition Proposal has been demonstrated to be available to the satisfaction of the Instadose Board, acting in good faith; (b) that is not subject to a due diligence and/or access condition; (c) that is reasonably capable of being consummated without undue delay, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the Person making such Acquisition Proposal; and (d) in respect of which the Instadose Board determines in good faith, after consultation with its outside financial and legal advisors, and after taking into account all the terms and conditions of such Acquisition Proposal, would, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction that is more favourable, from a financial point of view, to Instadose Shareholders, than the Arrangement (including any adjustment to the terms and conditions of the Arrangement proposed by MZKR pursuant to Section 5.6(g));

“Tax” or “Taxes” means any taxes, duties, fees, premiums, assessments, imposts, levies, expansion fees and other charges of any kind whatsoever imposed by any Governmental Entity, including all interest, penalties, fines, additions to tax or other additional amounts imposed by any Governmental Entity in respect thereof, and including, but not limited to, those levied on, or measured by, or referred to as, income, gross receipts, profits, windfall, royalty, capital, transfer, land transfer, sales, goods and services, harmonized sales, use, value-added, excise, stamp, withholding, business, franchising, property, development, occupancy, employer health, payroll, employment, health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, countervailing and anti-dumping, all license, franchise and registration fees and all employment insurance, health insurance and Canada, Québec and other pension plan premiums or contributions imposed by any Governmental Entity, and any transferee or secondary liability in respect of any of the foregoing;

“Tax Act” means the Income Tax Act (Canada);

“Tax Returns” means returns, reports, declarations, elections, designations, notices, filings, forms, statements, and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required by a Governmental Entity to be made, prepared or filed by Law in respect of Taxes;

“U.S. Exchange Act” means the U.S. Securities Exchange Act of 1934;

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“U.S. GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“U.S. Securities Act” means the U.S. Securities Act of 1933;

“U.S. Securities Laws” means the U.S. Securities Act and all other applicable U.S. federal securities laws; and

“United States” or “U.S.” means the United States of America, its territories and possessions, any State of the United States, and the District of Columbia.

1.2 Interpretation Not Affected by Headings

The division of this Agreement into Articles, Sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Unless the contrary intention appears, references in this Agreement to an Article, Section, subsection, paragraph or Schedule by number or letter or both refer to the Article, Section, subsection, paragraph, or Schedule, respectively, bearing that designation in this Agreement.

1.3 Number and Gender

In this Agreement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender shall include all genders.

1.4 Date for Any Action

If the date on which any action is required to be taken hereunder by a Party is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

1.5 Currency

Unless otherwise stated, all references in this Agreement to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars.

1.6 Accounting Matters

Unless otherwise stated, all accounting terms used in this Agreement in respect of (a) MZKR shall have the meanings attributable thereto under U.S. GAAP and all determinations of an accounting nature in respect of MZKR required to be made shall be made in accordance with U.S. GAAP consistently applied; and (b) Instadose shall have the meanings attributable thereto under U.S. GAAP and all determinations of an accounting nature in respect of Instadose required to be made shall be made in accordance with U.S. GAAP consistently applied.

1.7 Knowledge

(a)

In this Agreement, references to “the knowledge of Instadose” means the actual knowledge of any of the Chief Executive Officer or the Chief Legal Officer of Instadose and is deemed to include the knowledge that each would have if he had made reasonable inquiries.

(b)

In this Agreement, references to “the knowledge of MZKR” means the actual knowledge of any of the Chief Executive Officer or the Chief Legal Officer of MZKR and is deemed to include the knowledge that each would have if he had made reasonable inquiries.

1.8 Statutes

Any reference to a statute refers to such statute and all rules, resolutions and regulations made under it, as it or they may have been or may from time to time be amended or re-enacted, unless stated otherwise.

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1.9 Schedules

The following Schedules are annexed to this Agreement and are incorporated by reference into this Agreement and form a part hereof:

Schedule A	- Form of Plan of Arrangement
Schedule B	- Form of Arrangement Resolution
Schedule 3.1	- Representations and Warranties of Instadose
Schedule 4.1	- Representations and Warranties of MZKR

ARTICLE 2
THE ARRANGEMENT

2.1 Arrangement

Instadose and MZKR agree that the Arrangement will be implemented in accordance with the terms and subject to the conditions contained in this Agreement and the Plan of Arrangement.

2.2 MZKR Approval

MZKR represents and warrants to Instadose that the MZKR Board has unanimously determined that the Arrangement and entry into this Agreement are in the best interests of MZKR.

2.3 Instadose Approval

Instadose represents and warrants to MZKR that:

(a)	the Instadose Board has unanimously determined that:

	(i)	the Arrangement is fair to Instadose Shareholders;

	(ii)	it will recommend that Instadose Shareholders vote in favour of the Arrangement Resolution; and

	(iii)	the Arrangement and entry into this Agreement are in the best interests of Instadose; and

(b)

the Special Committee of the Instadose Board has received a written opinion (the “Fairness Opinion”) from IJW & Co., Ltd., the financial advisor to Instadose, that, as of the date of such opinion and subject to the assumptions and limitations set out therein, the Consideration to be received by Instadose Shareholders pursuant to the Arrangement is fair from a financial point of view to Instadose Shareholders.

2.4 Interim Order

As soon as reasonably practicable following the execution of this Agreement, Instadose shall apply to the Court in a manner acceptable to MZKR, acting reasonably, pursuant to Section 291 of the BCBCA and prepare, file, and diligently pursue an application to the Court for the Interim Order, which shall provide, among other things:

(a)	for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Shareholder Meeting and for the manner in which such notice is to be provided;

(b)

that the requisite approval for the Arrangement Resolution shall be 66⅔% of the votes cast on the Arrangement Resolution by Instadose Shareholders present in person or represented by proxy at the Shareholder Meeting voting together as a single class;

(c)

that it is the intention of MZKR to rely upon Section 3(a)(10) of the U.S. Securities Act in connection with the offer and sale of Consideration Shares in accordance with the Arrangement, based on the Court’s approval of the Arrangement, which approval through the issuance of the Final Order will constitute its determination of the fairness of the Arrangement;

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(d)	that the Shareholder Meeting may be adjourned or postponed from time to time by the Instadose Board subject to the terms of this Agreement without the need for additional approval of the Court;

(e)

that the record date for Instadose Shareholders entitled to notice of and to vote at the Shareholder Meeting will not change in respect of any adjournment(s) or postponement(s) of the Shareholder Meeting;

(f)

that, in all other respects, other than as ordered by the Court, the terms, conditions and restrictions of the constating documents of Instadose, including quorum requirements and other matters, shall apply in respect of the Shareholder Meeting;

(g)	for the grant of the Dissent Rights to registered holders of Instadose Shares as set forth in the Plan of Arrangement;

(h)	for the notice requirements with respect to the presentation of the application to the Court for the Final Order; and

(i)	for such other matters as MZKR may reasonably require, subject to obtaining the prior consent of Instadose, such consent not to be unreasonably withheld or delayed.

2.5 Shareholder Meeting

Subject to the terms of this Agreement and (except in respect of Section 2.5(b)) receipt of the Interim Order, Instadose shall:

(a)	convene and conduct the Shareholder Meeting in accordance with its constating documents, the Interim Order, and applicable Laws, as soon as reasonably practicable;

(b)

in consultation with MZKR, fix and publish a record date for the purposes of determining Instadose Shareholders entitled to receive notice of and vote at the Shareholder Meeting and give notice to MZKR of the Shareholder Meeting;

(c)	allow MZKR’s representatives and legal counsel to attend the Shareholder Meeting;

(d)	not adjourn, postpone, or cancel (or propose or permit the adjournment, postponement, or cancellation of) the Shareholder Meeting without MZKR’s prior written consent, except:

(i)

as required for quorum purposes (in which case the meeting shall be adjourned and not cancelled), by Law or by a Governmental Entity or by valid Instadose Shareholder action (which action is not solicited or proposed by Instadose or the Instadose Board and subject to compliance by Instadose with Section 5.4(c)); or

(ii)	as otherwise expressly permitted under this Agreement;

(e)

use commercially reasonable efforts to solicit proxies in favour of the Arrangement Resolution, including, if so, requested by MZKR and at the expense of MZKR, using the services of dealers and proxy solicitation firms to solicit proxies in favour of the approval of the Arrangement Resolution, provided that Instadose shall not be required to continue to solicit proxies in favour of the Arrangement Resolution if there has been an Instadose Change in Recommendation;

(f)

provide MZKR with copies of or access to information regarding the Shareholder Meeting generated by any dealer or proxy solicitation services firm engaged by Instadose, as requested from time to time by MZKR;

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(g)

promptly advise MZKR as frequently as MZKR may reasonably request, and at least on a daily basis on each of the last ten (10) Business Days prior to the date of the Shareholder Meeting, as to the aggregate tally of the proxies received by Instadose in respect of the Arrangement Resolution;

(h)

promptly advise MZKR of any written communication from any Instadose Shareholder in opposition to the Arrangement, written notice of dissent or purported exercise by any Instadose Shareholder of Dissent Rights received by Instadose in relation to the Arrangement and any withdrawal of Dissent Rights received by Instadose and any written communications sent by or on behalf of Instadose to any Instadose Shareholder exercising or purporting to exercise Dissent Rights in relation to the Arrangement;

(i)	not make any payment or settlement offer, or agree to any payment or settlement prior to the Effective Time with respect to Dissent Rights without the prior written consent of MZKR;

(j)

not change the record date for the Instadose Shareholders entitled to vote at the Shareholder Meeting in connection with any adjournment or postponement of the Shareholder Meeting unless required by Law; and

(k)

at the reasonable request of MZKR from time to time, promptly provide MZKR with a list (in both written and electronic form) of the registered Instadose Shareholders, together with their addresses and respective holdings of Instadose Shares. Instadose shall from time to time require that its registrar and transfer agent furnish MZKR with such additional information, including updated or additional lists of Instadose Shareholders and lists of holdings and other assistance as MZKR may reasonably request.

2.6 Instadose Circular

(a)

(i) As promptly as reasonably practicable following execution of this Agreement, Instadose shall prepare the Instadose Circular together with any other documents required by applicable Laws in connection with the Shareholder Meeting; and (ii) as promptly as reasonably practicable after obtaining the Interim Order mail the Instadose Circular to each Instadose Shareholder and any other Person as required under applicable Laws and by the Interim Order, in each case, so as to permit the Shareholder Meeting to be held by the date specified in Section 2.5(a).

(b)

On the date of mailing thereof, Instadose shall ensure that the Instadose Circular complies in all material respects with all applicable Laws and the Interim Order and shall contain sufficient detail to permit Instadose Shareholders to form a reasoned judgment concerning the matters to be placed before them at the Shareholder Meeting, and, without limiting the generality of the foregoing, shall ensure that the Instadose Circular will not contain any misrepresentation (except that Instadose shall not be responsible for any information included in the Instadose Circular relating to MZKR and its affiliates and the Consideration Shares that was provided by MZKR expressly for inclusion in the Instadose Circular pursuant to Section 2.6(d)). The Instadose Circular shall also contain such information as may be required to allow MZKR to rely upon the exemption from registration provided under Section 3(a)(10) of the U.S. Securities Act with respect to the offer and sale of the Consideration Shares pursuant to the Arrangement.

(c)

The Instadose Circular shall: (i) include a copy of the Fairness Opinion; (ii) state that the Instadose Board has received the Fairness Opinion, and has unanimously determined, after receiving legal and financial advice, that the Arrangement is fair to Instadose Shareholders and that the Arrangement and entry into this Agreement are in the best interests of Instadose; (iii) contain the unanimous recommendation of the Instadose Board to Instadose Shareholders that they vote in favour of the Arrangement Resolution (the “Instadose Board Recommendation”).

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(d)

MZKR shall provide Instadose with all information regarding MZKR, its affiliates and the Consideration Shares, including any pro forma financial statements, as required by applicable Laws for inclusion in the Instadose Circular or in any amendments or supplements to such Instadose Circular. MZKR shall ensure that such information does not include any misrepresentation concerning MZKR, its affiliates and the Consideration Shares, and will indemnify Instadose for all claims, losses, costs and expenses incurred by Instadose in respect of any such misrepresentation or alleged misrepresentation contained in any information regarding MZKR, its affiliates and the Consideration Shares included in the Instadose Circular that was provided by MZKR expressly for inclusion in the Instadose Circular pursuant to this Section 2.6(d). MZKR and Instadose shall also use their commercially reasonable efforts to obtain any necessary consents from any of their respective auditors and any other advisors to the use of any financial, technical, or other expert information required to be included in the Instadose Circular and to the identification in the Instadose Circular of each such advisor.

(e)

MZKR and its legal counsel shall be given a reasonable opportunity to review and comment on drafts of the Instadose Circular and related documents prior to the Instadose Circular being printed and filed with any Governmental Entity, and reasonable consideration shall be given to any comments made by MZKR and its legal counsel, provided that all information relating solely to MZKR and its affiliates included in the Instadose Circular shall be in form and content approved in writing by MZKR, acting reasonably. Instadose shall provide MZKR with final copies of the Instadose Circular prior to the mailing to Instadose Shareholders.

(f)

Instadose and MZKR shall each promptly notify the other if at any time before the Effective Date either becomes aware that the Instadose Circular contains a misrepresentation, or otherwise requires an amendment or supplement and the Parties shall co-operate in the preparation of any amendment or supplement to the Instadose Circular as required or appropriate, and Instadose shall promptly mail or otherwise publicly disseminate any amendment or supplement to the Instadose Circular to Instadose Shareholders and, if required by the Court or applicable Laws, file the same with any Governmental Entity and as otherwise required.

2.7 Final Order

If: (a) the Interim Order is obtained; and (b) the Arrangement Resolution is passed at the Shareholder Meeting by Instadose Shareholders as provided for in the Interim Order and as required by applicable Law, subject to the terms of this Agreement, Instadose shall take all steps necessary or desirable to submit the Arrangement to the Court and diligently pursue an application for the Final Order pursuant to Section 291 of the BCBCA as soon as reasonably practicable, but in any event not later than five (5) Business Days after the Instadose Shareholder Approval is obtained.

2.8 Court Proceedings

Subject to the terms of this Agreement, MZKR shall cooperate with and assist Instadose in seeking the Interim Order and the Final Order, including by providing to Instadose, on a timely basis, any information reasonably required to be supplied by MZKR in connection therewith. Instadose shall provide MZKR’s legal counsel with reasonable opportunity to review and comment upon drafts of all material to be filed with the Court in connection with the Arrangement and will give reasonable consideration to all such comments. Subject to applicable Law, Instadose shall not file any material with the Court in connection with the Arrangement or serve any such material, and shall not agree to modify or amend materials so filed or served, except as contemplated by this Section 2.8 or with MZKR’s prior written consent, such consent not to be unreasonably withheld, conditioned or delayed; provided that, nothing herein shall require MZKR to agree or consent to any increase in or variation in the form of Consideration or other modification or amendment to such filed or served materials that expands or increases MZKR’s obligations, or diminishes or limits MZKR’s rights, set forth in any such filed or served materials or under this Agreement or the Arrangement. Instadose shall also provide to MZKR’s legal counsel on a timely basis, copies of any notice of appearance, evidence or other Court documents served on Instadose in respect of the application for the Interim Order or the Final Order or any appeal therefrom and of any notice, whether written or oral, received by Instadose indicating any intention to oppose the granting of the Interim Order or the Final Order or to appeal the Interim Order or the Final Order. Instadose shall ensure that all materials filed with the Court in connection with the Arrangement are consistent with the terms of this Agreement and the Plan of Arrangement. In addition, Instadose shall not object to MZKR’s legal counsel making such submissions on the hearing of the motion for the Interim Order and the application for the Final Order as such counsel considers appropriate, provided that Instadose is advised of the nature of any submissions prior to the hearing and such submissions are consistent in all material respects with this Agreement and the Plan of Arrangement. Instadose shall also oppose any proposal from any party that the Final Order contain any provision inconsistent with this Agreement, and, if at any time after the issuance of the Final Order and prior to the Effective Date, Instadose is required by the terms of the Final Order or by Law to return to Court with respect to the Final Order, it shall do so after notice to, and in consultation and cooperation with, MZKR.

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2.9 U.S. Securities Law Matters

The Parties agree that the Arrangement will be carried out with the intention that all Consideration Shares issued under the Arrangement will be offered and sold by MZKR, whether in the United States, Canada, or any other country, in reliance on the exemption from the registration requirements of the U.S. Securities Act provided by Section 3(a)(10) thereunder. In order to ensure the availability of the exemption under Section 3(a)(10) of the U.S. Securities Act and to facilitate MZKR’s compliance with other U.S. Securities Laws, the Parties agree that the Arrangement will be carried out on the following basis:

(a)	the Court will be asked to approve the procedural and substantive fairness of the terms and conditions of the Arrangement;

(b)

in accordance with Section 2.4(c), prior to the issuance of the Interim Order, the Court will be advised of the intention of MZKR to rely on the exemption provided by Section 3(a)(10) of the U.S. Securities Act with respect to the issuance of Consideration Shares pursuant to the Arrangement, based on the Court’s approval of the Arrangement;

(c)

prior to the issuance of the Interim Order, Instadose will file with the Court a draft copy of the proposed text of the Instadose Circular together with any other documents required by Law in connection with the Shareholder Meeting;

(d)

the Court will be advised that its approval of the Arrangement will be relied upon as a determination that the Court has satisfied itself as to the procedural and substantive fairness of the terms and conditions of the Arrangement to all Persons who are entitled to receive Consideration Shares pursuant to the Arrangement;

(e)

Instadose will ensure that each Instadose Shareholder and other Person entitled to receive Consideration Shares pursuant to the Arrangement will be given adequate and appropriate notice advising them of their right to attend the hearing of the Court to approve the procedural and substantive fairness of the terms and conditions of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(f)

the Final Order will expressly state that the Arrangement is approved by the Court as being procedurally and substantively fair to all Persons entitled to receive Consideration Shares pursuant to the Arrangement;

(g)

the Interim Order will specify that each Person entitled to receive Consideration Shares pursuant to the Arrangement will have the right to appear before the Court at the hearing of the Court to give approval of the Arrangement;

(h)	the Court will hold a hearing before approving the fairness of the terms and conditions of the Arrangement and issuing the Final Order; and

(i)

all Consideration Shares issued to Persons in the United States will be registered or qualified under the securities laws of each state, territory, or possession of the United States in which any Person receiving Consideration Shares is located, unless an exemption from such state securities law registration or qualification requirements is available. In addition, the issuer or any Consideration Shares issued to a Person in any state, territory or possession of the United States shall comply with any issuer broker-dealer registration requirement applicable in that state, territory, or possession, unless an exemption from such issuer broker-dealer registration requirement is available.

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2.10 Arrangement and Effective Date

(a)

The Arrangement shall become effective on the date upon which Instadose and MZKR agree in writing as the Effective Date or, in the absence of such agreement, five (5) Business Days following the satisfaction or waiver of all conditions to completion of the Arrangement set out in Article 6 (excluding any conditions that, by their terms, cannot be satisfied until the Effective Date, but subject to the satisfaction or, where not prohibited, waiver of those conditions as of the Effective Date by the applicable Party or Parties for whose benefit such conditions exist) and the Arrangement shall be effective at the Effective Time on the Effective Date and will have all of the effects provided by applicable Law.

(b)

The closing of the Arrangement will take place at the offices of Gowling WLG (Canada) LLP, 550 Burrard Street, Suite 2300, Bentall 5, Vancouver, British Columbia V6C 2B5 at 10:00 a.m. (Pacific time) on the Effective Date, or at such other time and place as may be agreed to by the Parties.

2.11 Payment of Consideration

MZKR will, following receipt by Instadose of the Final Order and prior to the Effective Time, deposit in escrow with the Depositary (the terms and conditions of such escrow to be satisfactory to the Parties, acting reasonably) MZKR Shares to satisfy the aggregate Consideration payable to Instadose Shareholders pursuant to the Plan of Arrangement.

2.12 Announcement and Shareholder Communications

The Parties agree to issue jointly a press release with respect to this Agreement after its due execution and at a time to be mutually agreeable to the Parties. MZKR and Instadose agree to cooperate in the preparation of presentations, if any, to Instadose Shareholders regarding the transactions contemplated by this Agreement. Each Party shall: (a) not issue any press release or otherwise make public statements with respect to this Agreement or the Arrangement without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed; and (b) not make any filing with any Governmental Entity with respect to this Agreement or the Arrangement without the consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed. Each Party shall enable the other Party to review and comment on all such press releases prior to the release thereof and shall enable the other Party to review and comment on such filings prior to the filing thereof (other than with respect to confidential information contained in such filing); provided, however, that the foregoing shall be subject to each Party’s overriding obligation to make any disclosure or filing in accordance with applicable Laws, including U.S. Securities Laws, and if such disclosure or filing is required and the other Party has not reviewed or commented on the disclosure or filing, the Party making such disclosure or filing shall use commercially reasonable efforts to give prior oral or written notice to the other Party, and if such prior notice is not possible, to give such notice immediately following the making of such disclosure or filing. For the avoidance of doubt, the foregoing shall not prevent either Party from making internal announcements to employees and having discussions with shareholders and financial analysts and other stakeholders so long as such statements and announcements are consistent with and limited in content to that contained in the most recent press releases, public disclosures or public statements made by the Parties. Notwithstanding the foregoing, the provisions of this Section 2.12 related to the approval or contents of filings with Governmental Entities will not apply with respect to filings in connection with the Regulatory Approvals, the Instadose Circular, the Interim Order or the Final Order which are governed by other sections of this Agreement.

2.13 Withholding Taxes

MZKR, Instadose and the Depositary, as applicable, shall be entitled to deduct and withhold, or direct MZKR, Instadose or the Depositary to deduct and withhold on their behalf, from any consideration otherwise payable or otherwise deliverable to any Instadose Shareholders under the Plan of Arrangement such amounts as MZKR, Instadose or the Depositary, as applicable, are required or reasonably believe to be required to deduct and withhold from such consideration under any provision of any Law in respect of Taxes. Any such amounts will be deducted, withheld and remitted from the consideration payable pursuant to the Plan of Arrangement and shall be treated for all purposes under this Agreement as having been paid to Instadose Shareholders in respect of which such deduction, withholding and remittance was made; provided that such deducted and withheld amounts are actually remitted to the appropriate Governmental Entity.

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2.14 Adjustment of Consideration

Notwithstanding anything in this Agreement to the contrary, if, between the date of this Agreement and the Effective Time, the issued and outstanding MZKR Shares shall have been changed into a different number of shares by reason of any split or consolidation of the issued and outstanding MZKR Shares, then the Consideration to be paid per Instadose Share shall be appropriately adjusted to provide to Instadose Shareholders the same economic effect as contemplated by this Agreement and the Arrangement prior to such action and as so adjusted shall, from and after the date of such event, be the Consideration to be paid per Instadose Share.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF INSTADOSE

3.1 Representations and Warranties

Instadose hereby represents and warrants to MZKR the representations and warranties set forth in Schedule 3.1 hereto and acknowledges that MZKR is relying upon such representations and warranties in connection with the entering into of this Agreement and the carrying out of the transactions contemplated herein.

3.2 Disclaimer

MZKR agrees and acknowledges that, except as set forth in this Agreement, Instadose makes no representation or warranty, express or implied, at law or in equity, with respect to Instadose, its businesses, its past, current or future financial condition or its assets, liabilities or operations, or its past, current or future profitability, performance, or cash flows, individually or in the aggregate, and any such other representations or warranties are hereby expressly disclaimed.

3.3 Survival of Representations and Warranties

The representations and warranties of Instadose contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF MZKR

4.1 Representations and Warranties

MZKR hereby represents and warrants to Instadose the representations and warranties set forth in Schedule 4.1 hereto and acknowledges that Instadose is relying upon such representations and warranties in connection with the entering into of this Agreement and the carrying out of the transactions contemplated herein.

4.2 Disclaimer

Instadose agrees and acknowledges that, except as set forth in this Agreement, MZKR makes no representation or warranty, express or implied, at law or in equity, with respect to MZKR, its businesses, its past, current or future financial condition or its assets, liabilities or operations, or its past, current or future profitability, performance, or cash flows, individually or in the aggregate, and any such other representations or warranties are hereby expressly disclaimed.

4.3 Survival of Representations and Warranties

The representations and warranties of MZKR contained in this Agreement shall not survive the completion of the Arrangement and shall expire and be terminated on the earlier of the Effective Time and the date on which this Agreement is terminated in accordance with its terms.

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ARTICLE 5
COVENANTS

5.1 Covenants of Instadose Regarding the Conduct of Business

Instadose covenants and agrees that during the period from the date of this Agreement until the earlier of the Effective Date and the time that this Agreement is terminated in accordance with its terms, as required or permitted by this Agreement, as required by applicable Law, Governmental Entity or unless MZKR shall otherwise agree in writing (such agreement not to be unreasonably withheld, conditioned, or delayed):

(a)

Instadose shall and shall cause each of its Subsidiaries to: (i) conduct its and their respective businesses only in, and not take any action except in, the ordinary course of business consistent with past practice; and (ii) use commercially reasonable efforts to preserve intact its and their present business organization, goodwill, business relationships and assets and to keep available the services of its and their officers and employees as a group;

(b)

without limiting the generality of Section 5.1(a), Instadose shall not, and shall cause each of its Subsidiaries not to, during the period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms, directly or indirectly:

(i)	amend or propose to amend its articles, notice of articles or other constating documents, including partnership agreements of its Subsidiaries;

(ii)	declare, set aside, or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any Instadose Shares;

(iii)

issue, sell, grant, award, pledge, dispose of or otherwise encumber or agree to issue, sell, grant, award, pledge, dispose of or otherwise encumber any Instadose Shares or other equity or voting interests or any options, stock appreciation rights, warrants, calls, conversion or exchange privileges or rights of any kind to acquire (whether on exchange, exercise, conversion or otherwise) any Instadose Shares or other equity or voting interests or other securities or any shares of its Subsidiaries;

(iv)	split, combine or reclassify any outstanding Instadose Shares or the securities of any of its Subsidiaries;

(v)	redeem, purchase, or otherwise acquire or offer to purchase or otherwise acquire Instadose Shares or other securities of Instadose or any securities of its Subsidiaries;

(vi)	amend the terms of any securities of Instadose or any of its Subsidiaries;

(vii)	adopt or propose a plan of liquidation or resolutions providing for the liquidation or dissolution of Instadose or any of its Subsidiaries;

(viii)	reorganize, amalgamate or merge Instadose or its Subsidiaries with any other Person;

(ix)

sell, pledge, lease, dispose of, mortgage, license, encumber or otherwise transfer or agree to sell, pledge, lease, dispose of, mortgage, license, encumber or otherwise transfer any assets of Instadose or any of its Subsidiaries or any interest in any assets of Instadose or any of its Subsidiaries(other than in the ordinary course of business, consistent with past practice);

(x)

acquire (by merger, consolidation, acquisition of stock or assets or otherwise) or agree to acquire, directly or indirectly, in one transaction or in a series of related transactions, any Person, or make any investment or agree to make any investment, directly or indirectly, in one transaction or in a series of related transactions, either by purchase of shares or securities, contributions of capital, property transfer or purchase of any property or assets of any other Person, other than pursuant to acquisitions in the ordinary course of business consistent with past practice;

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(xi)

incur any capital expenditures or enter into any agreement obligating Instadose or its Subsidiaries to provide for future capital expenditures other than budgeted capital expenditures that both (a) have been approved by the Instadose Board prior to the date of this Agreement; and (b) do not exceed $5,000 in the aggregate;

(xii)	make any changes in financial accounting methods, principles, policies, or practices, except as required, in each case, by U.S. GAAP or by applicable Law;

(xiii)	reduce the stated capital of the shares of Instadose or any of its Subsidiaries;

(xiv)

incur, create, assume, or otherwise become liable for any indebtedness for borrowed money or any other material liability or obligation or issue any debt securities, or guarantee, endorse or otherwise become responsible for, the obligations of any other Person or make any loans or advances in excess of $15,000 (in aggregate);

(xv)

pay, discharge, settle, satisfy, compromise, waive, assign, or release any claims, rights, liabilities, or obligations (including any litigation, proceeding or investigation by any Governmental Entity) other than:

(A)

the payment, discharge, or satisfaction, in the ordinary course of business, of liabilities reflected or reserved against in Instadose’s financial statements (or in those of any of its Subsidiaries) or incurred in the ordinary course of business; or

(B)	payment of any fees related to the Arrangement;

(xvi)

enter into any agreement that, if entered into prior to the date hereof, would have been a Material Contract, or modify, amend in any material respect, transfer, or terminate any Material Contract, or waive, release, or assign any material rights or claims thereto or thereunder;

(xvii)

enter into or terminate any interest rate, currency, equity or commodity swaps, hedges, derivatives, forward sales contracts, or other financial instruments or like transaction, other than in the ordinary course of business consistent with past practice;

(xviii)	materially change the business carried on by Instadose and its Subsidiaries, as a whole;

(xix)

(a) grant, accelerate, or increase any severance, change of control or termination pay to (or amend any existing arrangement relating to the foregoing with) any director, officer or employee of Instadose or any of its Subsidiaries; (b) grant, accelerate, or increase any payment, award (equity or otherwise) or other benefits payable to, or for the benefit of, any director, officer or employee of Instadose or any of its Subsidiaries; (c) increase the coverage, contributions, funding requirements or benefits available under any benefits plan or create any new plan; (d) increase compensation (in any form), bonus levels or other benefits payable to any director, officer, employee or consultant of Instadose or any of its Subsidiaries or grant any general increase in the rate of wages, salaries, bonuses or other remuneration, except in the ordinary course of business consistent with past practice; or (e) take or propose any action to effect any of the foregoing;

(xx)	make any bonus or profit-sharing distribution or similar payment of any kind;

(xxi)	terminate the employment of any officer or Senior Employee, except for cause; or

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(xxii)

take any action or fail to take any action which action or failure to act would reasonably be expected to cause any Governmental Entities to institute proceedings for the suspension of, or the revocation or limitation of rights under, any material Authorizations necessary to conduct its businesses as now conducted, and use its commercially reasonable efforts to maintain such Authorizations;

(c)

Instadose shall use all commercially reasonable efforts to cause its current insurance (or re-insurance) policies maintained by Instadose or any of its Subsidiaries not to be cancelled or terminated or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and reinsurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the cancelled, terminated or lapsed policies for substantially similar premiums are in full force and effect; provided that, neither Instadose nor any of its Subsidiaries shall obtain or renew any insurance (or re-insurance) policy for a term exceeding 12 months;

(d)	Instadose and each of its Subsidiaries shall:

(i)	not take any action inconsistent with past practice relating to the filing of any Tax Return or the withholding, collecting, remitting and payment of any Tax;

(ii)

not amend any Tax Return or change any of its methods of reporting income, deductions, or accounting for income Tax purposes from those employed in the preparation of its income tax return for the taxation year ended May 31, 2020, except as may be required by applicable Laws;

(iii)	not make or revoke any material election relating to Taxes, other than any election that has yet to be made in respect of any event or circumstance occurring prior to the date of the Agreement;

(iv)	not enter into any Tax sharing, Tax allocation, Tax related waiver or Tax indemnification agreement;

(v)	not settle (or offer to settle) any Tax claim, audit, proceeding or re-assessment that would reasonably be expected to be material to Instadose and its Subsidiaries, taken as a whole; and

(vi)

keep MZKR reasonably informed, on a current basis, of any events, discussions, notices, or changes with respect to any Tax investigation (other than ordinary course communications which could not reasonably be expected to be material to Instadose and its Subsidiaries, taken as a whole); and

(e)

Instadose shall not authorize, agree to, propose, enter into, or modify any contract, agreement, commitment, or arrangement, to do any of the matters prohibited by the other subsections of this Section 5.1 or resolve to do so.

5.2 Covenants of MZKR Regarding the Conduct of Business

MZKR covenants and agrees that during the period from the date of this Agreement until the earlier of the Effective Date and the time that this Agreement is terminated in accordance with its terms, as required or permitted by this Agreement, as required by applicable Law, Governmental Entity, or existing Contract or unless Instadose shall otherwise agree in writing (such agreement not to be unreasonably withheld, conditioned, or delayed):

(a)

MZKR shall and shall cause each of its Subsidiaries to: (i) in all material respects conduct the business of MZKR and its Subsidiaries (taken as a whole) only in, and not take any action except in, the ordinary course of business consistent with past practice; and (ii) use commercially reasonable efforts to preserve intact the present business organization, goodwill, business relationships and assets of MZKR and its Subsidiaries (taken as a whole) and to keep available the services of their officers and employees as a group;

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(b)	without limiting the generality of Section 5.2(a), MZKR shall not, directly, or indirectly:

	(i)	amend or propose to amend its articles, by-laws or other constating documents in a manner that would impact the value of the Consideration;

	(ii)	declare, set aside, or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any MZKR Shares;

	(iii)	redeem, purchase, or otherwise acquire or offer to purchase or otherwise acquire MZKR Shares or other securities of MZKR;

	(iv)	adopt or propose a plan of liquidation or resolutions providing for the liquidation or dissolution of MZKR;

	(v)	merge MZKR with any other Person, other than a wholly owned Subsidiary of MZKR;

	(vi)	reduce the stated capital of the shares of MZKR; or

	(vii)	take any action that would result in the need for MZKR stockholder approval of the transactions contemplated by this Agreement; and

(c)

MZKR shall not authorize, agree to, propose, enter into, or modify any contract, agreement, commitment or arrangement, to do any of the matters prohibited by the other subsections of this Section 5.2 or resolve to do so.

5.3 Covenants of MZKR regarding Blue-Sky Laws

MZKR shall use its commercially reasonable efforts ensure that the MZKR Shares to be issued pursuant to the Arrangement shall, at the Effective Time, either be registered or qualified under all applicable U.S. state securities laws, or exempt from such registration and qualification requirements, and be freely tradeable.

5.4 Mutual Covenants of the Parties Relating to the Arrangement

Each of the Parties covenants and agrees that, subject to the terms and conditions of this Agreement, during that period from the date of this Agreement until the earlier of the Effective Time and the time that this Agreement is terminated in accordance with its terms:

(a)

other than in connection with obtaining the Regulatory Approvals, it shall use its commercially reasonable efforts to, and shall cause its Subsidiaries to use all commercially reasonable efforts to, satisfy (or cause the satisfaction of) the conditions precedent to its obligations hereunder as set forth in Article 6 to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary, proper or advisable under all applicable Laws to complete the Arrangement, including using its commercially reasonable efforts to promptly: (i) obtain all necessary waivers, consents and approvals required to be obtained by it from parties to Instadose Material Contracts or MZKR Material Contracts, as the case may be; (ii) obtain all necessary and material Authorizations as are required to be obtained by it or any of its Subsidiaries under applicable Laws; (iii) fulfill all conditions and satisfy all provisions of this Agreement and the Arrangement, including delivery of the certificates of their respective officers contemplated by Sections 6.2(a), 6.2(b), 6.2(c), 6.3(a), 6.3(b) and 6.3(c); and (iv) co‑operate with the other Party in connection with the performance by it and its Subsidiaries of their obligations hereunder;

(b)

it shall not take any action, shall refrain from taking any action, and shall not permit any action to be taken or not taken, which is inconsistent with this Agreement, or which would reasonably be expected to, individually or in the aggregate, materially impede or materially delay the consummation of the Arrangement or the other transactions contemplated herein;

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(c)

it shall use commercially reasonable efforts to: (i) defend all lawsuits or other legal, regulatory or other Proceedings against itself or any of its Subsidiaries challenging or affecting this Agreement or the consummation of the transactions contemplated hereby; (ii) appeal, overturn or have lifted or rescinded any injunction or restraining order or other order, including Orders, relating to itself or any of its Subsidiaries which may materially adversely affect the ability of the Parties to consummate the Arrangement; and (iii) appeal or overturn or otherwise have lifted or rendered non-applicable in respect of the Arrangement, any Law that makes consummation of the Arrangement illegal or otherwise prohibits or enjoins Instadose or MZKR from consummating the Arrangement; and

(d)

it shall carry out the terms of the Interim Order and Final Order applicable to it and use commercially reasonable efforts to comply promptly with all requirements which applicable Laws may impose on it or its Subsidiaries or affiliates with respect to the transactions contemplated hereby.

5.5 Board of Directors and Management of MZKR

MZKR shall take all necessary actions to ensure that upon the completion of the Arrangement, the MZKR Board immediately after the Effective Time shall include three directors identified by Instadose and two directors identified by MZKR, provided that these individuals meet qualifications for directors identified under applicable Law. Subject to requisite approvals and applicable Law, the following will form the MZKR Board immediately after the Effective Time: Grant F. Sanders, Edward Borkowski, Alex Wylie, Lt. General (ret’d) the Honourable Andrew Leslie, Ann Barnes, and Peter Wirth.

Subject to requisite approvals and applicable Law, the following will form the management team of MZKR immediately after the Effective Time: (i) Grant F. Sanders, Chairman of the Board; (ii) Edward Borkowski, Chief Executive Officer; (iii) Lawrence M. Acton, Chief Operating Officer; (iv) Loren S. Greenspoon, Chief Strategy Officer and Canadian Legal Counsel; (v) Alex Wylie, Chief Financial Officer; (vi) Terry Wilshire, Chief Risk Officer; (vii) Andres Victoria, VP, Latin America Operations; (viii) Andrew Baukham, VP, Global Logistics; and (ix) Gareth Wiggan, Manager of African Operations.

5.6 Non-Solicitation

(a)

Except as otherwise expressly provided in this Section 5.6, Instadose shall not, directly, or indirectly, through any officer, director, employee, representative (including any financial or other advisor) or agent of Instadose or any of its Subsidiaries (collectively, the “Representatives”):

(i)

solicit, assist, initiate, knowingly encourage or otherwise facilitate (including by way of furnishing confidential information or entering into any form of agreement, arrangement or understanding) any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal;

(ii)

enter into, engage in, continue or otherwise participate in any discussions or negotiations with any Person (other than MZKR and its Subsidiaries or affiliates) in respect of any inquiry, proposal or offer that constitutes or may reasonably be expected to lead to an Acquisition Proposal, it being acknowledged and agreed that, provided Instadose is then in compliance with its obligations under this Section 5.6, Instadose may (a) advise a Person who has submitted a written Acquisition Proposal of the restrictions in this Agreement, or (b) advise a Person who has submitted a written Acquisition Proposal that their Acquisition Proposal does not constitute a Superior Proposal;

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(iii)

approve or recommend, or publicly propose to approve or recommend, or take no position or remain neutral with respect to, any publicly announced Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period of no more than seven (7) Business Days following the public announcement of such Acquisition Proposal will not be considered to be in violation of this Section 5.6(a)(iii) provided the Instadose Board has rejected such Acquisition Proposal and affirmed the Instadose Board Recommendation by press release before the end of such seven (7) Business Day period (or in the event that the Shareholder Meeting is scheduled to occur within such seven (7) Business Day period, prior to the third (3rd) Business Day prior to the date of the Shareholder Meeting) and further provided that Instadose shall provide MZKR and its outside legal counsel with a reasonable opportunity to review the form and content of any such press release and shall make all reasonable amendments to such press release as requested by MZKR and its counsel;

(iv)

accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement or undertaking relating to any Acquisition Proposal (other than a confidentiality agreement pursuant to Section 5.6(e)); or

(v)	make an Instadose Change in Recommendation.

(b)

Instadose shall, and shall cause its Subsidiaries and Representatives to, immediately cease any existing solicitation, discussions, negotiations or other activities commenced prior to the date of this Agreement with any Person (other than MZKR and its Subsidiaries or affiliates) conducted by Instadose or any of its Subsidiaries or Representatives with respect to any inquiry, proposal or offer that constitutes, or may reasonably be expected to constitute or lead to, an Acquisition Proposal, and, in connection therewith, Instadose will discontinue access to and disclosure of its and its Subsidiaries’ confidential information (and not allow access to or disclosure of any such confidential information, or any data room, virtual or otherwise) and shall as soon as possible request, and exercise all rights it has (or cause its Subsidiaries to exercise any rights that they have) to require the return or destruction of all confidential information regarding Instadose and its Subsidiaries previously provided in connection therewith to any Person other than MZKR to the extent such information has not already been returned or destroyed.

(c)

Instadose represents and warrants as of the date of this Agreement that neither Instadose nor any of its Subsidiaries has waived any standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which Instadose or any of its Subsidiaries is a Party, except to permit submissions of expressions of interest prior to the date of this Agreement. Subject to Section 5.6(e), Instadose covenants and agrees that (i) Instadose shall use commercially reasonable efforts to enforce each standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which Instadose or any of its Subsidiaries is a party, and (ii) neither Instadose nor any of its Subsidiaries nor any of their respective Representatives have released or will, without the prior written consent of MZKR (which may be withheld or delayed in MZKR’s sole and absolute discretion), release any Person from, or waive, amend, suspend or otherwise modify such Person’s obligations respecting Instadose, or any of its Subsidiaries, under any standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction to which Instadose or any of its Subsidiary is a party; provided, however, that the Parties acknowledge and agree that the automatic termination or release of any such standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction in accordance with its terms shall not be a breach of this Section 5.6(c).

(d)

Instadose shall as soon as practicable, and in any event, within 24 hours, notify MZKR (orally at first and then in writing) if it receives or otherwise becomes aware of any inquiry, proposal or offer that constitutes or may reasonably be expected to constitute or lead to an Acquisition Proposal, of such Acquisition Proposal, inquiry, proposal or offer, including the identity of the Person making such Acquisition Proposal, inquiry, proposal or offer and the material terms and conditions thereof and copies of all material or substantive documents received in respect of, from or on behalf of any such Person. Instadose shall keep MZKR promptly and fully informed of the status of developments and discussions and negotiations with respect to such Acquisition Proposal, inquiry, proposal or offer, including any material changes, modifications, or other amendments thereto.

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(e)

Notwithstanding any other provision of this Agreement or any standstill, confidentiality, non-disclosure, business purpose, use or similar agreement or restriction between Instadose and any other Person, if at any time following the date of this Agreement and prior to the Instadose Shareholder Approval having been obtained, Instadose receives a request for material non-public information, or to enter into discussions, from a Person that proposes to Instadose an unsolicited bona fide written Acquisition Proposal that did not result from a breach of this Section 5.6 (and which has not been withdrawn) and the Instadose Board determines, in good faith after consultation with its outside financial and legal advisors, that such Acquisition Proposal constitutes or could reasonably be expected to constitute or lead to a Superior Proposal (disregarding, for the purposes of such determination, any due diligence access condition to which such Acquisition Proposal is subject), then, and only in such case, Instadose may:

(i)

provide the Person making such Acquisition Proposal with, or access to, information regarding Instadose and its Subsidiaries, but only to the extent that MZKR had previously been, or is concurrently, provided with, or access to, the same information; and/or

(ii)

enter into, participate in, facilitate and maintain discussions or negotiations with, and otherwise cooperate with or assist, the Person making such Acquisition Proposal, regardless of whether such Person was restricted from making such Acquisition Proposal pursuant to an existing standstill, confidentiality, non-disclosure, business purpose, use or similar restriction and regardless of the covenants in Section 5.6(c), if, and only if:

	(iii)	Instadose has entered into a confidentiality agreement; and

	(iv)	Instadose has been, and continues to be, in compliance in all material respects with this Section 5.6.

(f)

Instadose shall not accept, approve, or enter into any agreement, understanding or arrangement with respect to an Acquisition Proposal (a “Proposed Agreement”), other than a confidentiality agreement as contemplated by Section 5.6(e)(iii), unless:

	(i)	the Instadose Board determines that the Acquisition Proposal constitutes a Superior Proposal;

	(ii)	the Instadose Shareholder Approval has not been obtained;

	(iii)	Instadose has been, and continues to be, in compliance in all material respects with this Section 5.6;

(iv)

Instadose has provided MZKR with a notice in writing that there is a Superior Proposal together with all documentation related to and detailing the Superior Proposal, including a copy of any Proposed Agreement relating to such Superior Proposal;

(v)

five (5) Business Days (the “Response Period”) shall have elapsed from the date MZKR received the notice and documentation referred to in Section 5.6(f)(iv) from Instadose and, if MZKR has proposed to amend the terms of the Arrangement in accordance with Section 5.6(g), the Instadose Board shall have determined, in good faith, after consultation with its outside financial and legal advisors, that the Acquisition Proposal is a Superior Proposal compared to the proposed amendment to the terms of the Arrangement by MZKR;

	(vi)	prior to entering into such definitive agreement, understanding or arrangement Instadose terminates this Agreement in accordance with Section 7.2(a)(iv)(B); and

	(vii)	Instadose enters into a definitive agreement, understanding or arrangement with respect to such Acquisition Proposal within five (5) Business Days after the expiry of the Response Period.

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(g)

Instadose acknowledges and agrees that, during the Response Period or such longer period as Instadose may approve for such purpose, MZKR shall have the opportunity, but not the obligation, to propose to amend the terms of this Agreement, including an increase in, or modification of, the Consideration. The Instadose Board will review any such proposal to determine in good faith whether MZKR’s proposal to amend the Agreement would result in the Acquisition Proposal ceasing to be a Superior Proposal. If the Instadose Board determines that the Acquisition Proposal is not a Superior Proposal as compared to the proposed amendments to the terms of the Agreement, it will promptly advise MZKR and enter into an amended agreement with MZKR reflecting such proposed amendments. Each successive modification of any Acquisition Proposal shall constitute a new Acquisition Proposal for the purposes of this Section 5.6 and MZKR shall be afforded a new Response Period in respect of each such Acquisition Proposal from the date on which MZKR received the notice and documentation referred to in Section 5.6(f)(iv) in respect of such new Superior Proposal from Instadose.

(h)

In circumstances where Instadose provides MZKR with notice of a Superior Proposal and all documentation contemplated by Section 5.6(f)(iv) on a date that is less than seven (7) Business Days prior to the Shareholder Meeting, Instadose may, or if and as requested by MZKR, Instadose shall, either proceed with or postpone the Shareholder Meeting to a date that is not more than seven (7) Business Days after the scheduled date of such Shareholder Meeting, as directed by MZKR, provided, however, that the Shareholder Meeting shall not be adjourned or postponed to a date later than the seventh (7th) Business Day prior to the Outside Date.

(i)

Nothing in this Agreement shall prohibit the Instadose Board from making an Instadose Change in Recommendation or from making any other disclosure to any securityholders prior to the Instadose Shareholder Approval having been obtained, if, in the good faith judgment of the Instadose Board, after consultation with outside legal counsel, failure to take such action would be inconsistent with the Instadose Board’s exercise of its fiduciary duties or such action is otherwise required under applicable Law (including by responding to an Acquisition Proposal under a directors’ circular or otherwise as required under applicable Securities Laws); provided that:

(i)	no Instadose Change in Recommendation may be made in relation to an Acquisition Proposal unless the requirements of Section 5.6(f)(i)-5.6(f)(v), inclusive, have been satisfied; and

(ii)	prior to making an Instadose Change in Recommendation, Instadose shall give to MZKR not less than 48 hours’ notice of its intention to make such an Instadose Change in Recommendation.

(j)

Without limiting the generality of the foregoing, Instadose shall advise its Subsidiaries and its Representatives of the prohibitions set out in this Section 5.6 and any violation of the restrictions set forth in this Section 5.6 by Instadose, its Subsidiaries or Representatives is deemed to be a breach of this Section 5.6 by Instadose.

5.7 Access to Information; Confidentiality

(a)

From the date hereof until the earlier of the Effective Time and the termination of this Agreement pursuant to its terms, subject to compliance with applicable Laws, Instadose shall, and shall cause its Representatives to, afford to MZKR and its representatives such access as MZKR may reasonably require at all reasonable times, including, for the purpose of facilitating integration business planning, to its officers, employees, agents, properties, books, records and contracts, and shall furnish MZKR with all data and information as MZKR may reasonably request.

(b)

MZKR and Instadose acknowledge and agree that information furnished pursuant to this Section 5.7 is considered confidential information of Instadose and MZKR shall not use or disclose such information other than with prior written consent of Instadose. Any such investigation by MZKR and its representatives shall not mitigate, diminish, or affect the representations and warranties of Instadose contained in this Agreement or any document or certificate given pursuant hereto.

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5.8 Employment Arrangements

MZKR covenants and agrees that, from and after the Effective Time, MZKR will cause Instadose, and any successor to Instadose, to agree to honour, perform or cause to be performed all existing employment, indemnification, retention and change of control agreements and other compensation and employment and severance obligations of Instadose and all arrangements for the benefit of the officers or employees of Instadose party thereto, to the extent disclosed to MZKR, and will cause Instadose to make payment of amounts payable under any employment and retention agreements and incentive and deferred compensation plans or arrangements (including, without limitation, Instadose’s short term incentive plan), to the extent disclosed to MZKR, that are not paid out at the Effective Time pursuant to the Plan of Arrangement or otherwise, provided that nothing in this Section 5.8 shall give any employee or officer any right to continued employment or impair in any way the right of Instadose to terminate the employment of any employee or officer.

5.9 Insurance and Indemnification

(a)

Instadose will, and will cause its Subsidiaries to, honour all rights to indemnification or exculpation now existing in favour of present and former employees, officers and directors of Instadose and its Subsidiaries under Law and under the articles or other constating documents of Instadose and/or its Subsidiaries or under any agreement or contract of any indemnified person with Instadose or with any of its Subsidiaries, and acknowledges that such rights shall survive the completion of the Plan of Arrangement, and, to the extent within the control of Instadose, Instadose shall ensure that the same shall not be amended, repealed or otherwise modified in any manner that would adversely affect any right thereunder of any such indemnified person and shall continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Date.

(b)	From and following the Effective Time, MZKR will cause Instadose to comply with its obligations under Section 5.10.

(c)

If Instadose or MZKR or any of their successors or assigns shall (i) amalgamate, consolidate with or merge or wind-up into any other person and shall not be the continuing or surviving corporation or entity; or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns and transferees of Instadose or MZKR, as the case may be, shall assume all of the obligations of Instadose or MZKR, as applicable, set forth in this Section 5.9.

(d)

The provisions of this Section 5.9 are intended for the benefit of, and shall be enforceable by, each insured or indemnified Person, his or her heirs and his or her legal representatives and, for such purpose, Instadose hereby confirms that it is acting as trustee on their behalf, and agrees to enforce the provisions of this Section 5.9 on their behalf. Furthermore, this Section 5.9 shall survive the termination of this Agreement as a result of the occurrence of the Effective Date for a period of six years.

5.10 Pre-Acquisition Reorganization

(a)

Subject to Section 5.10(b), Instadose agrees that, upon request of MZKR, Instadose shall (i) perform such reorganizations of its corporate structure, capital structure, business, operations and assets or such other transactions as MZKR may request prior to the Effective Date, acting reasonably (each, a “Pre-Acquisition Reorganization”), and the Plan of Arrangement, if required, shall be modified accordingly and (ii) cooperate with MZKR and its advisors to determine the nature of the Pre-Acquisition Reorganizations that might be undertaken and the manner in which they would most effectively be undertaken.

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(b)

Instadose and its Subsidiaries will not be obligated to participate in any Pre-Acquisition Reorganization under Section 5.10 unless such Pre-Acquisition Reorganization in the opinion of Instadose acting reasonably:

	(i)	can be completed immediately prior to the Effective Date, and can be unwound in the event the Arrangement is not consummated without adversely affecting Instadose in any material manner;

(ii)

is not prejudicial to Instadose or to Instadose Shareholders, as a whole, in any material respect and cannot reasonably be expected to result in any taxes being imposed on, or any adverse tax or other consequences to any Instadose Shareholders incrementally greater than the taxes or other consequences to such party in connection with the consummation of the Arrangement in the absence of any Pre-Acquisition Reorganization;

	(iii)	does not require Instadose to contravene any applicable Laws, or its organization documents; and

	(iv)	does not impair the ability of Instadose to consummate, and will not materially delay the consummation of, the Arrangement or the making of any Superior Proposal by any other person.

(c)

MZKR must provide written notice to Instadose of any proposed Pre-Acquisition Reorganization in reasonable written detail at least ten (10) Business Days prior to the Effective Date. Upon receipt of such notice, Instadose and MZKR shall work cooperatively and use their best efforts to prepare prior to the Effective Time all documentation necessary and do such other acts and things as are necessary to give effect to such Pre-Acquisition Reorganization, including any amendment to this Agreement or the Plan of Arrangement and shall seek to have any such Pre-Acquisition Reorganization made effective as of the last moment of the Business Day ending immediately prior to the Effective Date (but after MZKR has waived or confirmed that all of the conditions set out in Section 6.1 and Section 6.2 have been satisfied).

(d)

MZKR agrees that it will be responsible for all reasonable costs and expenses associated with any Pre-Acquisition Reorganization to be carried out at its request and shall indemnify and save harmless Instadose and its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest awards, judgments and penalties suffered or incurred by any of them in connection with or as a result of any such Pre-Acquisition Reorganization (including in respect of any reversal, modification or termination of a Pre-Acquisition Reorganization) and that any Pre-Acquisition Reorganization will not be considered in determining whether a representation or warranty of Instadose under this Agreement has been breached (including where any such Pre-Acquisition Reorganization requires the consent of any third party under a Contract). If the Arrangement is not completed, MZKR shall reimburse Instadose forthwith for all reasonable fees and expenses (including any professional fees and expenses and taxes) incurred by Instadose in considering or effecting all or any part of the Pre-Acquisition Reorganization and shall be responsible for any fees, expenses and costs (including professional fees and expenses and taxes) of Instadose in reversing or unwinding any Pre-Acquisition Reorganization that was effected prior to the Effective Date.

5.11 Regulatory Approvals

(a)

MZKR shall, as promptly as possible, prepare and file all necessary documents, notices, registrations, statements, petitions, filings and applications for the ICA Clearance and shall use commercially reasonable efforts to make or obtain the ICA Clearance, and the Parties shall as promptly as possible, prepare and file all necessary documents, registrations, statements, petitions, filings and applications for the other Regulatory Approvals and shall use commercially reasonable efforts to make or obtain all such other Regulatory Approvals, in each case in a timely manner so as to enable the Closing to occur as soon as reasonably practicable and, in any event, by no later than the Outside Date, including without limitation promptly responding to any information requests made by any Governmental Entity in connection with any Regulatory Approval.

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(b)

Without limiting the generality of Section 5.13(a), within one Business Day after the date of this Agreement or within such other date as the Parties may reasonably agree, the Purchaser shall prepare and file with the responsible Minister a notification under Part III of the Investment Canada Act in respect of the transactions contemplated by this Agreement.

(c)	All filing fees (including any Taxes thereon) in respect of any filing made to any Governmental Entity in respect of any Regulatory Approvals shall be the sole responsibility of MZKR.

(d)	With respect to obtaining the Regulatory Approvals, each of MZKR and Instadose shall:

(i)

not extend or consent to any extension of any applicable waiting or review period or enter into any agreement with a Governmental Entity to not consummate the transactions contemplated by this Agreement, except upon the prior consent of the other Party;

(ii)

promptly notify the other Party of written or oral communications of any nature from a Governmental Entity relating to any Regulatory Approval and provide the other Party with copies thereof, except to the extent of competitively or commercially sensitive information in respect of any Regulatory Approval, which competitively sensitive and/or commercially sensitive information will be provided only to the external legal counsel or external expert of the other and shall not be shared by such counsel or expert with any other Person;

(iii)

subject to Sections 5.11(d)(ii), 5.11(d)(iv) and 5.11(d)(v), respond as promptly as reasonably possible to any inquiries or requests received from a Governmental Entity in respect of any Regulatory Approval;

(iv)

permit the other Party to review in advance any proposed written communications of any nature with a Governmental Entity in respect of any Regulatory Approval, and provide the other Party with final copies thereof except in respect of competitively or commercially sensitive information, which competitively and/or commercially sensitive information will be redacted from the draft written communications to be shared with the other Party pursuant to this Section 5.11(d)(iv) and will be provided (on an unredacted basis) only to the external legal counsel or external expert of the other and shall not be shared by such counsel or expert with any other Person; and

(v)

not participate in any meeting or discussion (whether in person, by phone or otherwise) with a Governmental Entity in respect of any Regulatory Approval unless it consults with the other Party in advance and gives the other Party the reasonable opportunity to attend and participate thereat.

(e)

Notwithstanding any other provision of this Agreement, MZKR will use its commercially reasonable efforts to secure Investment Canada Act Approval, as applicable. To the extent that Instadose attends or participates in any meeting or discussion in connection with obtaining the Investment Canada Act Approval, Instadose will co-operate with, and be supportive of, MZKR in such meeting or discussion.

ARTICLE 6
CONDITIONS

6.1 Mutual Conditions Precedent

The respective obligations of the Parties to complete the Arrangement are subject to the fulfillment of each of the following conditions precedent on or before the Effective Time, each of which may only be waived with the mutual consent of the Parties:

(a)	the Arrangement Resolution shall have been approved and adopted by Instadose Shareholders at the Shareholder Meeting in accordance with the Interim Order;

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(b)

the Interim Order and the Final Order shall each have been obtained on terms consistent with this Agreement and in form and substance acceptable to each of MZKR and Instadose, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to either Instadose or MZKR, each acting reasonably, on appeal or otherwise;

(c)

no Governmental Entity shall have enacted, issued, promulgated, enforced, or entered any Order or Law which is then in effect and has the effect of making the Arrangement illegal or otherwise preventing or prohibiting consummation of the Arrangement;

(d)	the MZKR Shares to be issued pursuant to the Arrangement shall be exempt from the registration requirements of the U.S. Securities Act pursuant to Section 3(a)(10) thereof;

(e)	the MZKR Shares to be issued pursuant to the Arrangement, other than to “affiliates” of MZKR, shall be issued without resale restrictions under the U.S Securities Act;

(f)	the MZKR Shares to be issued pursuant to the Arrangement shall, subject to customary conditions, have been approved for listing on the OTCQB; and

(g)	All Regulatory Approvals shall have been obtained.

6.2 Additional Conditions Precedent to the Obligations of MZKR

The obligation of MZKR to complete the Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of MZKR and may be waived by MZKR, in whole or in part at any time, each in its sole discretion, without prejudice to any other rights which MZKR may have):

(a)

the representations and warranties of Instadose set forth in this Agreement shall be true and correct in all respects (disregarding for purposes of this Section 6.2(a) any materiality or Instadose Material Adverse Effect qualification contained in any such representation or warranty) as of the Effective Time as if made at and as of such time (except that any such representation and warranty that by its terms speaks specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), except where the failure to be so true and correct in all respects, individually and in the aggregate, has not had an Instadose Material Adverse Effect, and Instadose shall have provided to MZKR a certificate of two senior officers of Instadose certifying (on Instadose’s behalf and without personal liability) the foregoing dated the Effective Date;

(b)

Instadose shall have complied in all material respects with its covenants herein and Instadose shall have provided to MZKR a certificate of two senior officers of Instadose certifying (on Instadose’s behalf and without personal liability) compliance with such covenants dated the Effective Date;

(c)

since the date of this Agreement, there shall not have occurred, or have been disclosed to the public (if previously undisclosed to the public), an Instadose Material Adverse Effect and Instadose shall have provided to MZKR a certificate of two senior officers of Instadose to that effect (on Instadose’s behalf and without personal liability); and

(d)	Dissent Rights have not been exercised (or, if exercised, remain unwithdrawn) with respect to more than 10% of the issued and outstanding Instadose Shares.

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6.3 Conditions Precedent to the Obligations of Instadose

The obligation of Instadose to complete the Arrangement is subject to the fulfillment of each of the following conditions precedent on or before the Effective Time (each of which is for the exclusive benefit of Instadose and may be waived by Instadose, in whole or in part at any time, in its sole discretion, without prejudice to any other rights which Instadose may have):

(a)

the representations and warranties of MZKR set forth in this Agreement shall be true and correct in all respects (disregarding for purposes of this Section 6.3(a) any materiality or MZKR Material Adverse Effect qualification contained in any such representation or warranty) as of the Effective Time as if made at and as of such time (except that any such representation and warranty that by its terms speaks specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date), where the failure to be so true and correct in all respects, individually and in the aggregate, has not had a MZKR Material Adverse Effect, and MZKR shall have provided to Instadose a certificate of two senior officers of MZKR certifying (on MZKR’s behalf and without personal liability) the foregoing dated the Effective Date;

(b)

MZKR shall have complied in all respects with its covenants in Section 2.11 [Payment of Consideration] and in all material respects with its other covenants herein and MZKR shall have provided to Instadose a certificate of two senior officers of MZKR certifying (on MZKR’s behalf and without personal liability) compliance with such covenants dated the Effective Date; and

(c)

since the date of this Agreement, there shall not have occurred, or have been disclosed to the public (if previously undisclosed to the public) any MZKR Material Adverse Effect, and MZKR shall have provided to Instadose a certificate of two senior officers of MZKR to that effect (on MZKR’s behalf and without personal liability).

6.4 Satisfaction of Conditions

The conditions precedent set out in Section 6.1, Section 6.2 and Section 6.3 shall be conclusively deemed to have been satisfied, waived or released at the Effective Time. For greater certainty, and notwithstanding the terms of any depositary arrangement entered into between the Parties and the Depositary, all MZKR Shares and held in escrow by the Depositary pursuant to Section 2.11 hereof shall be released from escrow at the Effective Time without any further act or formality required on the part of any person.

6.5 Notice of Breach

Each Party will give prompt notice to the other of the occurrence or failure to occur (in either case, actual, anticipated, contemplated or, to the knowledge of such Party, threatened), at any time from the date hereof until the Effective Date, of any event or state of facts which occurrence or failure would, or would be likely to:

(a)	cause any of the representations or warranties of either Party contained herein to be untrue, misleading, or inaccurate in any material respect on the date hereof or at the Effective Date; or

(b)	result in the failure to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by either Party prior to or at the Effective Date.

Neither MZKR nor Instadose may elect to not complete the transactions contemplated hereby pursuant to the conditions contained in Section 6.1, Section 6.2 or Section 6.3 or exercise any termination right arising therefrom under Section 7.2(a)(ii)(B), Section 7.2(a)(iii)(B), Section 7.2(a)(iii)(C), Section 7.2(a)(iv)(A) or Section 7.2(a)(iv)(C) unless not less than 48 hours has elapsed since the Party intending to rely thereon has delivered a written notice to the other Party specifying in reasonable detail all breaches of covenants, inaccuracies of representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfillment of the applicable condition or the availability of a termination right, as the case may be, and the termination shall be effective after such 48-hour period has elapsed.

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ARTICLE 7
TERM, TERMINATION, AMENDMENT AND WAIVER

7.1 Term

This Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Agreement in accordance with its terms.

7.2 Termination

(a)	This Agreement may be terminated at any time prior to the Effective Time:

	(i)	by mutual written agreement of Instadose and MZKR;

	(ii)	by either Instadose or MZKR, if:

(A)

the Effective Time shall not have occurred on or before the Outside Date, except that the right to terminate this Agreement under this Section 7.2(a)(ii)(A) shall not be available to any Party whose failure to fulfill any of its obligations or breach of any of its representations and warranties under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur by such Outside Date;

(B)

after the date hereof, there shall be enacted or made any applicable Law or Order that makes consummation of the Arrangement illegal or otherwise prohibits or enjoins Instadose or MZKR from consummating the Arrangement and such Law, Order or enjoinment shall have become final and non-appealable provided the Party seeking to terminate this Agreement under this Section 7.2(a)(ii)(B) has complied with Section 5.4(c); or

	(C)	the Instadose Shareholder Approval shall not have been obtained at the Shareholder Meeting.

(iii)	by MZKR, if:

(A)

prior to the Effective Time: (1) the Instadose Board or any committee thereof: (i) fails to recommend or withdraws, amends, modifies or qualifies, in a manner adverse to MZKR or fails to publicly reaffirm (without qualification) the Instadose Board Recommendation, or its recommendation of the Arrangement within five (5) Business Days (and in any case prior to the Shareholder Meeting) after having been requested in writing by MZKR to do so (acting reasonably), or (ii) accepts, approves, endorses or recommends an Acquisition Proposal (or publicly proposes to do so), or (iii) takes no position or a neutral position with respect to an Acquisition Proposal for more than seven (7) Business Days after the public announcement of such Acquisition Proposal; or (2) the Instadose Board or a committee thereof shall have resolved or proposed to take any of the foregoing actions ((1) or (2), each, a “Instadose Change in Recommendation”); or (3) Instadose shall have breached Section 5.6 in any material respect;

(B)

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Instadose set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.2(a) or Section 6.2(b) not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date, as reasonably determined by MZKR and provided that MZKR is not then in breach of this Agreement so as to cause any condition in Section 6.3(a) or Section 6.3(b) not to be satisfied; or

	(C)	any event occurs as a result of which the condition set forth in Section 6.2(c) is not capable of being satisfied by the Outside Date.

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(iv)	by Instadose, if:

(A)

a breach of any representation or warranty or failure to perform any covenant or agreement on the part of MZKR set forth in this Agreement shall have occurred that would cause the conditions set forth in Section 6.3(a) or Section 6.2(b) not to be satisfied, and such conditions are incapable of being satisfied by the Outside Date as reasonably determined by Instadose and provided that Instadose is not then in breach of this Agreement so as to cause any condition in Section 6.2(a) or Section 6.2(b) not to be satisfied;

(B)

prior to obtaining the Instadose Shareholder Approval, it wishes to enter into a binding written agreement with respect to a Superior Proposal (other than a confidentiality agreement permitted by Section 5.6(e)), subject to compliance with Section 5.6 in all material respects; or

	(C)	any event occurs as a result of which the condition set forth in Section 6.3(c) is not capable of being satisfied by the Outside Date.

(b)

The Party desiring to terminate this Agreement pursuant to this Section 7.2 (other than pursuant to Section 7.2(a)(i) and other than pursuant to Section 7.2(a)(ii)(B), Section 7.2(a)(iii)(B), Section 7.2(a)(iii)(C), Section 7.2(a)(iv)(A) or Section 7.2(a)(iv)(C), in respect of which the notice provisions of Section 6.5 shall apply) shall give written notice of such termination to the other Party, specifying in reasonable detail the basis for such Party’s exercise of its termination right.

(c)

If this Agreement is terminated pursuant to Section 7.1 or Section 7.2, this Agreement shall become void and be of no further force or effect without liability of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party hereto, except that: (i) in the event of termination under Section 7.1 as a result of the Effective Time occurring, the provisions of this Section 7.2(c) and Sections 5.8, 5.9, 5.10, 8.2 and 8.9 and all related definitions set forth in Section 1.1 shall survive for a period of six years thereafter; (ii) in the event of termination under Section 7.2, the provisions of this Section 7.2(c) and Sections 5.7(b) and 8.2, 8.3, 8.5, 8.6 and 8.8 and all related definitions set forth in Section 1.1 shall survive any termination hereof pursuant to Section 7.2; and (iii) neither Party shall be relieved or released from any liabilities or damages arising out of its willful or material breach of any provision of this Agreement.

7.3 Amendment

Subject to the provisions of the Interim Order, the Plan of Arrangement and applicable Laws, this Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Shareholder Meeting but not later than the Effective Time, be amended by mutual written agreement of the Parties, without further notice to or authorization on the part of Instadose Shareholders, and any such amendment may without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; and/or

(d)	waive compliance with or modify any mutual conditions precedent herein contained.

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7.4 Waiver

Any Party may: (a) extend the time for the performance of any of the obligations or acts of the other Party; (b) waive compliance, except as provided herein, with any of the other Party’s agreements or the fulfilment of any conditions to its own obligations contained herein; or (c) waive inaccuracies in any of the other Party’s representations or warranties contained herein or in any document delivered by the other Party; provided, however, that any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party and, unless otherwise provided in the written waiver, will be limited to the specific breach or condition waived. A Party’s failure or delay in exercising any right under this Agreement will not operate as a waiver of that right. A single or partial exercise of any right will not preclude a Party from any other or further exercise of that right or the exercise of any other right.

ARTICLE 8
GENERAL PROVISIONS

8.1 Notices

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed to have been duly given and received on the day it is delivered, provided that it is delivered on a Business Day prior to 5:00 p.m. local time in the place of delivery or receipt. However, if notice is delivered after 5:00 p.m. local time or if such day is not a Business Day, then the notice shall be deemed to have been given and received on the next Business Day. Notice shall be sufficiently given if delivered (either in Person or by courier), or if transmitted by facsimile or email (with confirmation of transmission) to the Parties at the following addresses (or at such other addresses as shall be specified by any Party by notice to the other given in accordance with these provisions):

(a)	if to MZKR:

1545 Crossways Blvd., Suite 250 Chesapeake, Virginia 23320-0210 USA Attention: Terry Wilshire Email: twilshire@instadosepharma.com with a copy (which shall not constitute notice) to:

The Crone Law Group P.C. 9665 Wilshire Boulevard, Suite 895 Beverly Hills, CA 90212 USA Attention: Mark E. Crone Email: mcrone@cronelawgroup.com

and

(b)	if to Instadose:

Instadose Pharma Corp. 5500 North Service Rd. Suite 301, Burlington, ON L7L 6W6 Attention: Loren S. Greenspoon Email: lgreenspoon@instadosepharma.com

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with a copy (which shall not constitute notice) to:

Gowling WLG (Canada) LLP 1 First Canadian Place, Suite 1600 Toronto, Ontario M5X 1B8 Attention: Nurhan Aycan Email: nurhan.aycan@gowlingwlg.com

8.2 Governing Law

This Agreement shall be governed, including as to validity, interpretation, and effect, by the Laws of the Province of British Columbia and the Laws of Canada applicable therein. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the courts of the Province of British Columbia in respect of all matters arising under and in relation to this Agreement and the Arrangement and waives any defenses to the maintenance of an action in the Courts of the Province of British Columbia.

8.3 Injunctive Relief

The Parties agree that irreparable harm would occur for which money damages would not be an adequate remedy at Law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the Parties agree that, in the event of any breach or threatened breach of this Agreement by a Party, the non-breaching Party will be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance, and the Parties shall not object to the granting of injunctive or other equitable relief on the basis that there exists an adequate remedy at law. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at Law or equity to each of the Parties.

8.4 Time of Essence

Time shall be of the essence in this Agreement.

8.5 Entire Agreement, Binding Effect and Assignment

This Agreement (including the exhibits and schedules hereto) constitute the entire agreement, and supersede all other prior agreements, understandings, negotiations, and discussions, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof and thereof and, except as expressly provided herein, this Agreement is not intended to and shall not confer upon any Person other than the Parties any rights or remedies hereunder. This Agreement shall be binding upon and shall enure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the Parties without the prior written consent of the other Party.

8.6 No Liability

No director or officer of MZKR shall have any personal liability whatsoever to Instadose under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of MZKR. No director or officer of Instadose shall have any personal liability whatsoever to MZKR under this Agreement, or any other document delivered in connection with the transactions contemplated hereby on behalf of Instadose.

8.7 Severability

If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule or Law or public policy, that provision will be severed from this Agreement and all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to affect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

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8.8 Waiver of Jury Trial

Each Party hereto (on behalf of itself and any of its affiliates, directors, officers, employees, agents and representatives) hereby waives, to the fullest extent permitted by applicable Laws, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement or the transactions contemplated hereby or the actions of the Parties in the negotiation, administration, performance and enforcement of this Agreement. Each Party hereto (a) certifies that no representative, agent or attorney of any other Party has represented, expressly or otherwise, that such Party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other Parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waiver and certifications in this Section 8.8.

8.9 Third Party Beneficiaries

The provisions of Section 5.9 are: (i) intended for the benefit of all present and former directors and officers of Instadose and its Subsidiaries, as and to the extent applicable in accordance with their terms, and shall be enforceable by each of such Persons and his or her heirs, executors administrators and other legal representatives (collectively, the “Third Party Beneficiaries”) and Instadose shall hold the rights and benefits of Section 5.9 in trust for and on behalf of the Third Party Beneficiaries and Instadose hereby accepts such trust and agrees to hold the benefit of and enforce performance of such covenants on behalf of the Third Party Beneficiaries; and (ii) in addition to, and not in substitution for, any other rights that the Third Party Beneficiaries may have by contract or otherwise. Except as provided in this Section 8.9, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

8.10 Counterparts, Execution

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The Parties shall be entitled to rely upon delivery of an executed facsimile or similar executed electronic copy of this Agreement, and such facsimile or similar executed electronic copy shall be legally effective to create a valid and binding agreement between the Parties.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF MZKR and Instadose have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

INSTADOSE PHARMA CORP. (FORMERLY MIKROCOZE INC.)

By:	/s/ Terry Wilshire
Name: Terry Wilshire
Title: Chief Executive Officer

By:	/s/ Robert Dickenson
Name: Robert Dickenson Title: Director

INSTADOSE PHARMA CORP.

By:	/s/ Grant F. Sanders
Name: Grant F. Sanders
Title: Chief Executive Officer

Signature Page to Arrangement Agreement

SCHEDULE A
PLAN OF ARRANGEMENT
UNDER SECTION 288 OF THE
BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1
INTERPRETATION

1.1 Definitions

In this Plan of Arrangement, unless the context otherwise requires, the following words and terms shall have the meaning hereinafter set out:

“Affected Person” has the meaning set forth in Section 5.3;

“Affiliate” has the meaning ascribed thereto in National Instrument 45‑106 – Prospectus Exemptions;

“Arrangement” means the arrangement of Instadose under Division 5 of Part 9 of the BCBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments or variations to this Plan of Arrangement made in accordance with the terms of this Plan of Arrangement and the Arrangement Agreement or made at the direction of the Court in the Final Order;

“Arrangement Agreement” means the arrangement agreement dated September 1, 2021 to which this Plan of Arrangement is attached as Schedule A, and all schedules annexed thereto, as the same may be amended, supplemented, or otherwise modified from time to time in accordance with the terms thereof;

“Arrangement Resolution” means the special resolution of the Instadose Shareholders approving the Arrangement, which is to be considered at the Shareholder Meeting, substantially in the form of Schedule B to the Arrangement Agreement;

“Authorization” means, with respect to any Person, any authorization, order, permit, approval, grant, license, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, by-law, rule, or regulation, of, from or required by any Governmental Entity having jurisdiction over the Person;

“BCBCA” means the Business Corporations Act (British Columbia);

“Broker” has the meaning set forth in Section 5.3(a);

“Business Day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in the Province of

“Consideration” means for each Instadose Share, such fraction of a MZKR Share as is equal to the product, rounded to two decimal places of 1.34;

“Consideration Shares” means the MZKR Shares to be issued as part of the Consideration pursuant to the Arrangement;

“Court” means the Supreme Court of British Columbia;

“Depositary” means any Person that Instadose may appoint to act as depositary for the Instadose Shares in relation to the Arrangement, with the approval of MZKR, acting reasonably;

“Dissent Rights” has the meaning set forth in Section 4.1(a);

“Dissenting Shareholder” means a registered Instadose Shareholder who has duly exercised a Dissent Right and has not withdrawn or been deemed to have withdrawn such exercise of Dissent Rights, but only in respect of Instadose Shares in respect of which Dissent Rights are validly exercised by such Instadose Shareholder;

“Dissent Shares” means Instadose Shares held by a Dissenting Shareholder and in respect of which the Dissenting Shareholder has validly exercised Dissent Rights;

“Effective Date” means the date upon which the Arrangement becomes effective, as set out in Section 2.10 of the Arrangement Agreement;

“Effective Time” means the beginning of the day on the Effective Date, or such other time as agreed to by MZKR and Instadose in writing;

“Final Order” means the final order of the Court pursuant to section 291 of the BCBCA approving the Arrangement, as such order may be amended, modified, supplemented, or varied by the Court at any time prior to the Effective Date or, if appealed, then, unless such appeal is withdrawn or denied, as affirmed, or as amended on appeal;

“Governmental Entity” means: (a) any multinational, federal, provincial, territorial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, ministry, bureau or agency, domestic or foreign; (b) any stock exchange; (c) any subdivision, agent, commission, board or authority of any of the foregoing; or (d) any quasi‑governmental or private body, including any tribunal, commission, regulatory agency or self‑regulatory organization, exercising any regulatory, antitrust, foreign investment, expropriation or taxing authority under or for the account of any of the foregoing;

“Instadose” means Instadose Pharma Corp., a company existing under the laws of the Province of British Columbia;

“Instadose Shareholders” means the holders of Instadose Shares;

“Instadose Shares” means the common shares in the authorized share structure of Instadose;

“Interim Order” means the interim order of the Court made in connection with the Arrangement and providing for, among other things, the calling and holding of the Shareholder Meeting, as the same may be amended, modified, supplemented, or varied by the Court;

“Law” or “Laws” means all laws (including common law), by-laws, statutes, rules, regulations, principles of law and equity, orders, rulings, ordinances, judgments, injunctions, determinations, awards, decrees, or other legally binding requirements, whether domestic or foreign, and the terms and conditions of any Authorization of or from any Governmental Entity;

“Letter of Transmittal” means the letter of transmittal(s) to be delivered by Instadose to Instadose Shareholders with respect to the Consideration and for delivery of the certificates representing the Instadose Shareholder’s Instadose Shares to the Depositary;

“Liens” means any hypothecs, mortgages, pledges, assignments, liens, charges, security interests, encumbrances and adverse rights or claims, other third-party interest, or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“MZKR” means Mikrocoze Inc., a corporation existing under the laws of Nevada;

“MZKR Shares” means the shares of common stock in the authorized share capital of MZKR;

“Person” includes an individual, partnership, association, body corporate, trustee, executor, administrator, legal representative, government (including any Governmental Entity) or any other entity, whether or not having legal status;

“Plan of Arrangement” means this plan of arrangement and any amendments or variations hereto made in accordance with Section 7.3 of the Arrangement Agreement and this plan of arrangement or upon the direction of the Court in the Final Order;

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“Shareholder Meeting” means the special meeting of Instadose Shareholders, including any adjournment or postponement thereof, to be called and held in accordance with the Interim Order to consider the Arrangement Resolution;

“Tax Act” means the Income Tax Act (Canada); and

“Withholding Obligation” has the meaning set forth in Section 5.3.

1.2 Interpretation Not Affected by Headings

The division of this Plan of Arrangement into Articles and Sections and the insertion of headings are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement. Unless the contrary intention appears, references in this Plan of Arrangement to an Article, Section or Annex by number or letter or both refer to the Article, Section or Annex, respectively, bearing that designation in this Plan of Arrangement.

1.3 Date for any Action

If the date on or by which any action is required or permitted to be taken hereunder is not a Business Day, such action shall be required or permitted to be taken on the next succeeding day which is a Business Day.

1.4 Number and Gender

In this Plan of Arrangement, unless the contrary intention appears, words importing the singular include the plural and vice versa, and words importing gender include all genders.

1.5 References to Persons and Statutes

A reference to a Person includes any successor to that Person. A reference to any statute includes all regulations made pursuant to such statute and the provisions of any statute or regulation which amends, supplements, or supersedes any such statute or regulation.

1.6 Currency

Unless otherwise stated, all references in this Plan of Arrangement to sums of money are expressed in lawful money of Canada and “$” refers to Canadian dollars.

ARTICLE 2
EFFECT OF ARRANGEMENT

2.1 Arrangement Agreement

This Plan of Arrangement is made pursuant to and subject to the provisions of the Arrangement Agreement.

2.2 Binding Effect

At the Effective Time, this Plan of Arrangement and the Arrangement shall without any further authorization, act, or formality on the part of the Court become effective and be binding upon MZKR, Instadose, the Depositary and all registered and beneficial Instadose Shareholders, including Dissenting Shareholders.

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ARTICLE 3
ARRANGEMENT

3.1 Arrangement

Commencing at the Effective Time, each of the following events shall occur and shall be deemed to occur consecutively in the following order, except where noted, without any further authorization, act, or formality:

(a)

each Dissent Share shall be deemed to be transferred and assigned by such Dissenting Shareholder, without any further act of formality on its part, to MZKR (free and clear of any Liens) in accordance with, and for the consideration contemplated in, Article 4 and:

(i)

the registered holder thereof shall cease to be, and shall be deemed to cease to be, the registered holder of each such Dissent Share and the name of such registered holder shall be, and shall be deemed to be, removed from the register of Instadose Shareholders in respect of each such Dissent Share, and at such time each Dissenting Shareholder will have the rights set out in Section 4.1;

(ii)

the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments, and waivers, statutory or otherwise, required to transfer and assign each such Dissent Share; and

	(iii)	MZKR shall be and shall be deemed to be the holder of all of the outstanding Dissent Shares and the central securities register of Instadose shall be, and shall be deemed to be, revised accordingly;

(b)

immediately following the preceding step, each Instadose Share (other than any Instadose Share held by MZKR or any of its Affiliates and any Dissent Share) shall be transferred and assigned, without any further act or formality on its part, to MZKR (free and clear of any liens, charges, and encumbrances of any nature whatsoever) in exchange for the Consideration, and

(i)

the registered holder thereof shall cease to be, and shall be deemed to cease to be, the registered holder of each such Instadose Share and the name of such registered holder shall be, and shall be deemed to be, removed from the register of Instadose Shareholders;

(ii)

the registered holder thereof shall be deemed to have executed and delivered all consents, releases, assignments, and waivers, statutory or otherwise, required to transfer and assign each such Instadose Share; and

(iii)

MZKR shall be and shall be deemed to be the holder of all of the outstanding Instadose Shares and the central securities register of Instadose shall be, and shall be deemed to be, revised accordingly; and

(c)

it being expressly provided that the events provided for in this Section 3.1 will be deemed to occur on the Effective Date, notwithstanding those certain procedures related thereto may not be completed until after the Effective Date.

3.2 No Fractional Shares

In no event shall any Instadose Shareholder be entitled to a fractional MZKR Share. Where the aggregate number of MZKR Shares to be issued to an Instadose Shareholder as consideration under the Arrangement would result in a fraction of a MZKR Share being issuable, the number of MZKR Shares to be received by such Instadose Shareholder shall be rounded down to the nearest whole MZKR Share, and such Instadose Shareholder will not be entitled to any compensation in respect of such fractional MZKR Share.

ARTICLE 4
DISSENT RIGHTS

4.1 Dissent Rights

(a)

In connection with the Arrangement, each registered Instadose Shareholder may exercise rights of dissent (“Dissent Rights”) with respect to the Instadose Shares held by such Instadose Shareholder pursuant to sections 237 to 247 of the BCBCA, as modified by the Interim Order and this Section 4.1(a); provided that, notwithstanding section 242(1)(a) of the BCBCA, the written objection to the Arrangement Resolution referred to in section 242(1)(a) of the BCBCA must be received by Instadose not later than 4:00 p.m. (Vancouver time) two Business Days immediately preceding the date of the Shareholder Meeting. Dissenting Shareholders who:

(i)

are ultimately entitled to be paid by MZKR fair value for their Dissent Shares (1) shall be deemed not to have participated in the transactions in Article 3 (other than Section 3.1(c)); (2) shall be deemed to have transferred and assigned such Dissent Shares (free and clear of any Liens) to MZKR in accordance with Section 3.1(c); (3) will be entitled to be paid the fair value of such Dissent Shares by MZKR, which fair value, notwithstanding anything to the contrary contained in the BCBCA, shall be determined as of the close of business on the day before the Arrangement Resolution was adopted at the Shareholder Meeting; and (4) will not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holders not exercised their Dissent Rights in respect of such Instadose Shares; or

(ii)

are ultimately not entitled, for any reason, to be paid by MZKR fair value for their Dissent Shares, shall be deemed to have participated in the Arrangement in respect of those Instadose Shares on the same basis as a non-dissenting Instadose Shareholder (and shall be entitled to receive the Consideration from MZKR in the same manner as such non-Dissenting Shareholders).

(b)

In no event shall MZKR or Instadose or any other Person be required to recognize a Dissenting Shareholder as a registered or beneficial owner of Instadose Shares or any interest therein (other than the rights set out in this Section 4.1) at or after the Effective Time, and at the Effective Time the names of such Dissenting Shareholders shall be deleted from the central securities register of Instadose as at the Effective Time.

(c)

For greater certainty, in addition to any other restrictions in the Interim Order, no Person shall be entitled to exercise Dissent Rights with respect to Instadose Shares in respect of which a Person has voted or has instructed a proxyholder to vote in favour of the Arrangement Resolution.

ARTICLE 5
EXCHANGE OF CERTIFICATES AND DELIVERY OF CONSIDERATION

5.1 Certificates and Payments

(a)

Following receipt of the Final Order and prior to the Effective Time, MZKR shall deliver or cause to be delivered to the Depositary sufficient certificates representing MZKR Shares to satisfy the aggregate Consideration payable to the Instadose Shareholders in accordance with Section 3.1.

(b)

Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Instadose Shares that were transferred pursuant to Section 3.1, together with a duly completed and executed Letter of Transmittal and any such additional documents and instruments as the Depositary may reasonably require, the registered holder of the Instadose Shares represented by such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such Instadose Shareholder, the Consideration that such Instadose Shareholder has the right to receive under the Arrangement for such Instadose Shares, less any amounts withheld pursuant to Section 5.3, and any certificate so surrendered shall forthwith be cancelled.

(c)

After the Effective Time and until surrendered for cancellation as contemplated by Section 5.1(b), each certificate that immediately prior to the Effective Time represented one or more Instadose Shares (other than Instadose Shares held by MZKR or any of its Affiliates) shall be deemed at all times to represent only the right to receive in exchange therefor the Consideration that the holder of such certificate is entitled to receive in accordance with Section 3.1, less any amounts withheld pursuant to Section 5.3.

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5.2 Lost Certificates

In the event any certificate which immediately prior to the Effective Time represented one or more outstanding Instadose Shares that were transferred pursuant to Section 3.1 all have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, the Consideration deliverable in accordance with such holder’s duly completed and executed Letter of Transmittal. When authorizing such issuance or payment in exchange for any lost, stolen or destroyed certificate, the Person to whom such consideration is to be issued shall as a condition precedent to the delivery of such consideration, give a bond satisfactory to MZKR and the Depositary (acting reasonably) in such sum as MZKR may direct, or otherwise indemnify MZKR and Instadose in a manner satisfactory to MZKR and Instadose, acting reasonably, against any claim that may be made against MZKR or Instadose with respect to the certificate alleged to have been lost, stolen or destroyed.

5.3 Withholding Rights

MZKR, Instadose and the Depositary shall be entitled to deduct and withhold, or direct MZKR, Instadose or the Depositary to deduct and withhold on their behalf, from any amount payable to any Person under this Plan of Arrangement (an “Affected Person”), such amounts as MZKR, Instadose or the Depositary determines, acting reasonably, are required or permitted to be deducted and withheld with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any other Law (a “Withholding Obligation”). To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes hereof as having been paid to the Affected Person in respect of which such deduction and withholding was made, provided that such withheld amounts are actually remitted to the appropriate taxing authority. MZKR, Instadose, and the Depositary shall also have the right to:

(a)

withhold and sell, or direct MZKR, Instadose or the Depositary to deduct and withhold and sell on their behalf, on their own account or through a broker (the “Broker”), and on behalf of any Affected Person; or

(b)

require the Affected Person to irrevocably direct the sale through a Broker and irrevocably direct the Broker to pay the proceeds of such sale to MZKR, Instadose, or the Depositary as appropriate (and, in the absence of such irrevocable direction, the Affected Person shall be deemed to have provided such irrevocable direction), such number of MZKR Shares delivered or deliverable to such Affected Person pursuant to this Plan of Arrangement to produce sale proceeds (after deducting commissions payable to the Broker and other costs and expenses) sufficient to fund any Withholding Obligations. Any such sale of MZKR Shares shall be affected on a public market and as soon as practicable following the Effective Date. None of MZKR, Instadose, the Depositary, or the Broker will be liable for any loss arising out of any sale of such MZKR Shares, including any loss relating to the manner or timing of such sales, the prices at which the MZKR Shares are sold or otherwise.

5.4 Distributions with respect to Unsurrendered Share Certificates

No dividend or other distribution declared or made after the Effective Time with respect to MZKR Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate that, immediately prior to the Effective Time, represented outstanding Instadose Shares unless and until the holder of such certificate shall have complied with the provisions of Section 5.1 or Section 5.2. Subject to applicable Law and to Section 5.3, at the time of such compliance, there shall, in addition to the delivery of Consideration to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such MZKR Shares.

5.5 Limitation and Proscription

To the extent that a former Instadose Shareholder shall not have complied with the provisions of Section 5.1 or Section 5.2 on or before the date that is six (6) years after the Effective Date (the “final proscription date”), then the Consideration that such former Instadose Shareholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof and the Consideration to which such former Instadose Shareholder was entitled, shall be delivered to MZKR by the Depositary and the MZKR Shares forming part of the Consideration shall be deemed to be cancelled, and the interest of the former Instadose Shareholder in such MZKR Shares (and any dividend or other distribution referred to in Section 5.4) to which it was entitled shall be terminated as of such final proscription date, and the certificates formerly representing Instadose Shares shall cease to represent a right or claim of any kind or nature as of such final proscription date.

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5.6 No Liens

Any exchange or transfer of Instadose Shares pursuant to this Plan of Arrangement shall be free and clear of any Liens or other claims of third parties of any kind.

5.7 Paramountcy

From and after the Effective Time: (i) this Plan of Arrangement shall take precedence and priority over any and all Instadose Shares issued prior to the Effective Time; (ii) the rights and obligations of the registered holders of Instadose Shares (other than MZKR or any of its Affiliates), and of Instadose, MZKR, the Depositary and any transfer agent or other depositary in relation thereto, shall be solely as provided for in this Plan of Arrangement and the Arrangement Agreement; and (iii) all actions, causes of action, claims or proceedings (actual or contingent and whether or not previously asserted) based on or in any way relating to any Instadose Shares shall be deemed to have been settled, compromised, released and determined without liability except as set forth herein.

ARTICLE 6
AMENDMENTS

6.1 Amendments

(a)

MZKR and Instadose reserve the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time prior to the Effective Time, provided that any such amendment, modification or supplement must be agreed to in writing by each of Instadose and MZKR and filed with the Court, and, if made following the Shareholder Meeting, then: (i) approved by the Court, and (ii) if the Court directs, approved by the Instadose Shareholders and communicated to the Instadose Shareholders if and as required by the Court, and in either case in the manner required by the Court.

(b)

Subject to the provisions of the Interim Order, any amendment, modification, or supplement to this Plan of Arrangement, if agreed to by Instadose and MZKR, may be proposed by Instadose and MZKR at any time prior to or at the Shareholder Meeting, with or without any other prior notice or communication, and if so proposed and accepted by the Persons voting at the Shareholder Meeting shall become part of this Plan of Arrangement for all purposes.

(c)

Any amendment, modification or supplement to this Plan of Arrangement that is approved or directed by the Court following the Shareholder Meeting will be effective only if it is agreed to in writing by each of Instadose and MZKR and, if required by the Court, by some or all of the Instadose Shareholders voting in the manner directed by the Court.

(d)

Any amendment, modification or supplement to this Plan of Arrangement may be made by Instadose and MZKR without the approval of or communication to the Court or the Instadose Shareholders, provided that it concerns a matter which, in the reasonable opinion of Instadose and MZKR is of an administrative or ministerial nature required to better give effect to the implementation of this Plan of Arrangement and is not materially adverse to the financial or economic interests of any of the Instadose Shareholders.

(e)	This Plan of Arrangement may be withdrawn prior to the Effective Time in accordance with the Arrangement Agreement.

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ARTICLE 7
FURTHER ASSURANCES

7.1 Further Assurances

Notwithstanding that the transactions and events set out in this Plan of Arrangement shall occur and shall be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each of the parties to the Arrangement Agreement shall make, do and execute, or cause to be made, done and executed, all such further acts, deeds, agreements, transfers, assurances, instruments or documents as may reasonably be required by any of them in order further to document or evidence any of the transactions or events set out in this Plan of Arrangement.

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SCHEDULE B
ARRANGEMENT RESOLUTION

BE IT RESOLVED, AS A SPECIAL RESOLUTION, THAT:

1.

The arrangement (the “Arrangement”) under Division 5 of Part 9 of the Business Corporations Act (British Columbia) involving Instadose Pharma Corp. (“Instadose”), pursuant to the arrangement agreement between Instadose and Instadose Pharma Corp. (formerly Mikrocoze, Inc.) dated September 1, 2021, as it may be modified, supplemented or amended from time to time in accordance with its terms (the “Arrangement Agreement”), as more particularly described and set forth in the management information circular of Instadose dated September 3, 2021 (the “Circular”), and all transactions contemplated thereby, are hereby authorized, approved and adopted.

2.

The plan of arrangement of Instadose, as it has been or may be modified, supplemented, or amended in accordance with the Arrangement Agreement and its terms (the “Plan of Arrangement”), the full text of which is set out as Schedule A to Appendix A to the Circular, is hereby authorized, approved and adopted.

3.

The: (i) Arrangement Agreement and all the transactions contemplated therein; (ii) actions of the directors of Instadose in approving the Arrangement and the Arrangement Agreement; and (iii) actions of the directors and officers of Instadose in executing and delivering the Arrangement Agreement and any modifications, supplements, or amendments thereto, and causing the performance by Instadose of its obligations thereunder, are hereby ratified and approved.

4.

Instadose is hereby authorized to apply for a final order from the Supreme Court of British Columbia (the “Court”) to approve the Arrangement on the terms set forth in the Arrangement Agreement and the Plan of Arrangement (as they may be, or may have been, modified, supplemented, or amended).

5.

Notwithstanding that this resolution has been passed (and the Arrangement adopted) by the holders of common shares of Instadose (the “Instadose Shareholders”) entitled to vote thereon or that the Arrangement has been approved by the Court, the directors of Instadose are hereby authorized and empowered, without further notice to or approval of the Instadose Shareholders: (i) to amend, modify or supplement the Arrangement Agreement or the Plan of Arrangement to the extent permitted by their terms; and (ii) subject to the terms of the Arrangement Agreement, not to proceed with the Arrangement and any related transactions.

6.

Any officer or director of Instadose is hereby authorized and directed, for and on behalf of Instadose, to execute or cause to be executed and to deliver or cause to be delivered, whether under the corporate seal of Instadose or otherwise, all such other documents and instruments and to perform or cause to be performed all such other acts and things as, in such person’s opinion, may be necessary or desirable to give full force and effect to the foregoing resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of any such other document or instrument or the doing of any such other act or thing.

B-1

SCHEDULE 3.1
REPRESENTATIONS AND WARRANTIES OF INSTADOSE

(a)

Organization and Qualification. Instadose is duly incorporated and validly existing under the BCBCA and has the corporate power and capacity to own its assets and conduct its business as now owned and conducted. No proceedings have been taken or authorized by Instadose or its shareholders or directors in respect of the bankruptcy, insolvency, liquidation, dissolution or winding up of Instadose. Instadose is duly qualified to carry on business in each jurisdiction in which its assets and properties, owned, leased, licensed, or otherwise held, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have an Instadose Material Adverse Effect.

(b)

Authority Relative to this Agreement. Instadose has the requisite corporate power and capacity to enter into this Agreement and the agreements and other documents to be entered into by it hereunder and, subject to obtaining the Instadose Shareholder Approval and the Final Order, to perform its obligations hereunder and thereunder. The execution and delivery and performance of this Agreement, the Arrangement and the agreements and other documents to be entered into by it hereunder and the consummation by Instadose of the transactions contemplated hereunder and thereunder have been duly authorized by the Instadose Board and no other corporate proceedings on the part of Instadose are necessary to authorize this Agreement and the agreements and other documents to be entered into by it hereunder or the consummation of the Arrangement, other than obtaining the Instadose Shareholder Approval and the Final Order. This Agreement has been duly executed and delivered by Instadose and constitutes a valid and binding obligation of Instadose, enforceable by MZKR against Instadose in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(c)

No Conflict; Required Filings and Consent. The execution and delivery by Instadose of this Agreement and the performance by it of its obligations hereunder and the completion of the Arrangement do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

(i)	violate, conflict with, or result in a breach of:

	(A)	any provision of the notice of articles, articles, by-laws or other constating documents of Instadose or any of its Subsidiaries;

(B)

any Material Contract or Authorization to which Instadose or any of its Subsidiaries is a party or by which Instadose or any of its Subsidiaries is bound, except as would not, individually or in the aggregate, have or reasonably be expected to have an Instadose Material Adverse Effect; or

(C)

any Law to which Instadose or any of its Subsidiaries is subject or by which Instadose or any of its Subsidiaries is bound, subject to receipt of the Regulatory Approvals and except as would not, individually or in the aggregate, have or reasonably be expected to have an Instadose Material Adverse Effect;

(ii)	result in the creation or imposition of any Encumbrance on the Instadose Shares or any of the assets of Instadose;

(iii)	give any Person the right to acquire any of Instadose’s assets; or

(iv)	limit the ability of Instadose to conduct its business as and where it is currently being conducted.

Subject to obtaining the Regulatory Approvals, the Interim Order and the Final Order, no Authorization of, or other action by or in respect of, or filing, recording, registering or publication with, or notification to, any Governmental Entity is necessary on the part of Instadose or any of its Subsidiaries for the consummation by Instadose of its obligations in connection with the Arrangement under this Agreement or for the completion of the Arrangement, except for filings under the BCBCA and applicable Securities laws and such Authorizations and filings as to which the failure to obtain or make would not, individually or in the aggregate, have or reasonably be expected to have an Instadose Material Adverse Effect.

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(d)	Subsidiaries.

(i)

All of Instadose’s Subsidiaries or interests (whether registered or beneficial) in any Person have been disclosed to MZKR. The following information with respect to each Subsidiary of Instadose has been disclosed to MZKR: (i) its name; (ii) the number, type and principal amount, as applicable, of its outstanding equity securities or other equity interests and a list of registered holders of capital stock or other equity interests; and (iii) its jurisdiction of incorporation, organization or formation.

(ii)

Each Subsidiary of Instadose that is a corporation is duly incorporated and is validly existing under the Laws of its jurisdiction of incorporation, has the corporate power and capacity to own its assets and conduct its business as now owned and conducted. Each Subsidiary of Instadose is duly qualified to carry on business in each jurisdiction in which its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities make such qualification necessary, except where the failure to be so qualified would not, individually or in the aggregate, have an Instadose Material Adverse Effect.

(iii)

Instadose is, directly or indirectly, the registered and beneficial owner of all of the issued and outstanding securities of each Instadose Subsidiary, free and clear of all Liens, and all such securities have been duly and validly authorized and issued, are fully paid, and if the Subsidiary is a corporation, are non-assessable. No such securities have been issued in violation of any Law or pre-emptive or similar rights.

(iv)	None of Instadose or any of its Subsidiaries is in conflict with, or in default under or in violation of its articles or by-laws or equivalent organizational documents.

(e)

Consents of Third Parties. There is no requirement to obtain any consent, approval, or waiver of any Person under any Instadose Material Contract in order to complete the transactions contemplated by this Agreement. There is no requirement to obtain any consent, approval, or waiver of any Person under any other Contract to which Instadose is a party in order to complete the transactions contemplated by this Agreement, other than those consents, approvals or waivers that, if not given or received, would not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect with respect to Instadose.

(f)

Instadose Board Approval. The Instadose Board has, as of August 27, 2021, unanimously: (i) determined that the Arrangement is in the best interests of Instadose; (ii) approved the Arrangement and the execution and performance of this Agreement; and (iii) resolved to recommend that the Instadose Shareholders vote in favour of the Arrangement and such approval has not been modified, qualified or withdrawn as of the date of this Agreement.

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(g)	Capitalization.

(i)

The authorized share structure of Instadose consists of an unlimited number of Instadose Shares. As of the date of this Agreement there are 310,605,265 Instadose Shares validly issued and outstanding as fully paid and non-assessable shares of Instadose and 332,765,695 Instadose Shares on a fully diluted basis assuming the exercise of all bonus Instadose Shares granted to the employees and independent contractors of Instadose. All outstanding Instadose Shares have been validly issued as fully paid and non-assessable and are not and will not be subject to or issued in violation of, any pre-emptive rights. There are no issued, outstanding or authorized options, warrants, conversion privileges, calls, or pre-emptive, redemption, repurchase, stock appreciation or other rights, shareholder rights plans, agreements, arrangements, commitments or obligations of Instadose or any of its Subsidiaries to issue or sell any shares in the capital of Instadose or shares, partnership interests or other equity interests of any of its Subsidiaries or securities or obligations of any kind convertible into, exchangeable for or otherwise carrying the right or obligation to acquire or subscribe for any shares in the capital of Instadose or shares, partnership interests or other equity interests of any of its Subsidiaries or the value of which is based on the value of the securities of Instadose or any of its Subsidiaries, and there are no equity or security based compensation arrangements maintained by Instadose.

(ii)

No Person has any written or oral agreement or option or any right or privilege (whether by Law, pre-emptive, contractual, or otherwise) capable of becoming an agreement or option, including securities, warrants or convertible obligations of any nature, for the purchase of any of the assets of Instadose other than in the ordinary course of Instadose’s business.

(iii)	All outstanding securities of Instadose have been issued in material compliance with all applicable Laws and any pre-emptive or similar rights applicable to them.

(iv)

There are no issued, outstanding or authorized bonds, debentures or other evidence of indebtedness of Instadose or its Subsidiaries or any other agreements, arrangements, instruments or commitments of any kind outstanding giving any Person, directly or indirectly, the right to vote (or that are convertible or exercisable for securities having the right to vote) with Instadose Shareholders on any matter.

(h)

Shareholder and Similar Agreements. Neither Instadose nor any of its Subsidiaries is party to any shareholder, pooling, voting trust or other similar agreement or arrangement relating to the issued and outstanding shares in the capital of Instadose or any of its Subsidiaries or pursuant to which any Person may have any right or claim in connection with any existing or past equity interest in Instadose or any of its Subsidiaries and Instadose has not adopted a shareholder rights plan or any other similar plan or agreement.

(i)	Financial Statements.

(i)

The Instadose Financial Statements fairly present, in all material respects, the financial position, results of operations and changes in financial position of Instadose as of their respective dates and for the periods indicated, all in accordance with U.S. GAAP. Except as disclosed in the Instadose Financial Statements, there has been no significant change in Instadose’s accounting policies from February 28, 2021 to the date of this Agreement.

(ii)

The Instadose Books and Records fairly and correctly set out and disclose in all material respects the financial position of Instadose. All material financial transactions relating to Instadose and its business and assets have been accurately recorded in the Instadose Books and Records, and the Instadose Books and Records have been maintained in accordance with prudent business practices in all material respects.

(j)

Absence of Undisclosed Liabilities. Instadose has no material outstanding indebtedness or any material liabilities or obligations (whether accrued, absolute, contingent or otherwise, including under any guarantee of any debt), except: (i) as reflected in the audited financial statements of Instadose as at and for the year ended May 31, 2020; (ii) those incurred in the ordinary course of business and consistent with past practice from May 31, 2020 until the date of this Agreement; and (iii) after the date of this Agreement, those permitted by Section 5.1(b)(xi) of the Arrangement Agreement.

(k)

Compliance with Laws, Authorizations. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Instadose: (i) Instadose is, and at all times since May 31, 2020 has been, conducting its business in compliance with all Laws; and (ii) Instadose owns, possesses or has obtained all Authorizations required to enable Instadose to carry on its business as currently conducted and to enable it to own, lease and operate its assets, all those Authorizations are valid and subsisting, in full force and effect, and Instadose is not in default or breach of any of those Authorizations, and no proceeding is pending or, to the knowledge of Instadose, threatened to revoke or limit any of those Authorizations, and the completion of the transactions contemplated by this Agreement will not result in the revocation of any of those Authorizations or the breach of any term, provision, condition or limitation affecting the ongoing validity of any of those Authorizations.

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(l)	Real Property and Personal Property.

(i)

Instadose and its Subsidiaries have good and marketable title or valid leasehold title or valid licence tenure, as the case may be, to all real property (including fixtures thereto) owned, leased or licenced by Instadose and its Subsidiaries which is material to the Instadose business, free and clear of all Liens, except for Permitted Liens.

(ii)	Instadose and its Subsidiaries own, lease or licence all real property and own or lease all personal property as is necessary for them to conduct their business as presently conducted.

(iii)

Instadose and its Subsidiaries have good and valid title to, or a valid and enforceable interest (whether a leasehold interest or otherwise) in, all material personal or movable property owned or leased, or purported to be owned or leased or otherwise held or used by them, free and clear of all Liens, except Permitted Liens.

(m)	Environmental Matters.

(i)

Instadose and its Subsidiaries have been and are in compliance with all Environmental Laws, except as would not reasonably be expected to have, individually or in the aggregate, an Instadose Material Adverse Effect.

(ii)

There are no hazardous substances or other conditions on, at, in, under or emanating from any property currently, or to the knowledge of Instadose, previously owned, operated, leased or used by Instadose or any of its Subsidiaries that could reasonably be expected to result in liability for Instadose or any of its Subsidiaries under any Environmental Law or otherwise adversely affect the Company or any of its Subsidiaries.

(iii)

There are no pending claims, notices, complaints, penalties, prosecutions or any other judicial or administrative proceedings against Instadose, any of its Subsidiaries arising out of any Environmental Laws, except as would not reasonably be expected to have, individually or in the aggregate, an Instadose Material Adverse Effect.

(iv)

Instadose and its Subsidiaries have made available to MZKR all environmental audits, investigations, reports, permits, registrations and other material environmental documents in their possession, custody or control relating to their businesses, operations or any property currently or former owned, operated, leased or used by Instadose or any of its Subsidiaries.

(n)

Intellectual Property. Instadose and its Subsidiaries have sufficient rights to use or otherwise exploit the Intellectual Property necessary to carry on the business now operated by them and there is no proceeding pending or, to the knowledge of the Instadose, threatened by any Person challenging Instadose’s or its Subsidiaries’ rights in or to such intellectual property which is used for the conduct of the business as currently carried on. To the knowledge of Instadose, the conduct of the business as currently carried on, including the use of Intellectual Property, does not infringe upon Intellectual Property of any Person in any material respect. To the knowledge of Instadose, no Person is currently infringing upon any of the Intellectual Property owned by Instadose or its Subsidiaries in any material respect.

(o)	Employment Matters.

(i)

Employment Information. Instadose has provided MZKR with a correct and complete list and details in writing of, as of the date of this Agreement, the name, title and status (active or non-active, full-time or part-time) of each employee, director, officer, independent contractor, consultant and agent of Instadose who currently provides services to or is employed by Instadose, together with their ages, location of employment and particulars of the material terms and conditions of their employment or engagement, including current rates of remuneration, perquisites, commissions, bonus or other incentive compensation (monetary or otherwise), most recent hire date, cumulative years of service, start and end dates of all previous periods of service, benefits, vacation or personal time off entitlements, current positions held and, if available, projected rates of remuneration; (B) with respect to any Employee on leave, the type of leave and the Employee’s expected date of return to work, if known; (C) all employee compensation plans, programs and arrangements of Instadose; and (D) any arrangement or practice of Instadose regarding redundancy, retention or severance payments, whether contractual, customary or discretionary, above the statutory payment, together with a complete copy, as of the date of this Agreement, of: (A) each written employment, independent contractor, consulting or agency agreement with Instadose; (B) each written indemnity agreement with any director or employee of Instadose; (C) each written bonus arrangement, benefits plan and employee compensation plan of Instadose; and (D) each written employment practice or policy operated in relation to any of the Employees or any group of them, whether contractual, customary or discretionary

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(together, the “Employment Information”).

(ii)	Change of Control. Other than as set out in the Employment Information:

(A)

Instadose has not paid nor will it be required to pay any bonus, fee, distribution, remuneration or other compensation or amount to any Employee as a result of the transactions contemplated by this Agreement; and

(B)

there is no term of employment or engagement for any Employee that provides that a change of control, direct or indirect, of Instadose entitles the Employee to treat the change of control as amounting to a breach of the relevant contract or entitling the Employee to any payment, additional period of notice or other benefit whatsoever or entitling the Employee to treat the Employee as redundant or otherwise dismissed or released from any obligation.

(iv)

Compliance with Laws. Instadose is in compliance with all material terms and conditions of employment and in all material respects with all Laws respecting employment, including pay equity, wages and hours of work. To the knowledge of Instadose, there are no outstanding claims, complaints, investigations or orders under any of those Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Instadose.

(v)

Labour Laws. Instadose is not a party to or bound by, either directly or by operation of Laws, any collective bargaining agreement, labour contract, letter of understanding, letter of intent, voluntary recognition agreement or legally binding commitment or written communication with any labour union, trade union or employee organization or group that may qualify as a trade union in respect of or affecting Employees. Instadose is not engaged in any labour negotiation. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the Employees by way of certification, interim certification, voluntary recognition or succession rights, or has applied or, to the knowledge of Instadose, threatened to apply to be certified as the bargaining agent of any of the Employees. To the knowledge of Instadose, there are no threatened or pending union organizing activities involving any of the Employees. To the knowledge of Instadose, no trade union has applied to have Instadose declared a related successor or common employer under applicable provincial labour or employment laws.

(vi)

Unfair Practices. Instadose has not engaged in any unfair labour practice and no unfair labour practice complaint, grievance or arbitration proceeding is pending or, to the knowledge of Instadose, threatened against Instadose.

(vii)

Workers’ Compensation. There are no material outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing by Instadose under any workers’ compensation legislation. Instadose has not been reassessed in any material respect under any workers’ compensation legislation. To the knowledge of Instadose, no audit or investigation of Instadose is currently being performed under any workers’ compensation legislation that would reasonably be expected to have a Material Adverse Effect with respect to Instadose. There are no actual or (to the knowledge of Instadose) potential legal proceedings that may materially adversely affect the accident cost experience of Instadose.

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(viii)

Occupational Health and Safety. To the knowledge of Instadose, there are no charges pending against Instadose under occupational health and safety legislation that would reasonably be expected to have a Material Adverse Effect with respect to Instadose. Instadose has complied in all material respects with the terms and conditions of all applicable occupational health and safety legislation, as well as with any orders issued under applicable occupational health and safety legislation. There are no appeals of any orders under applicable occupational health and safety legislation outstanding against Instadose.

(ix)

Legal Proceedings. Instadose is not a party to any actual, pending or threatened application, complaint or other legal proceeding under any Law relating to Employees or former Employees nor is Instadose aware of any factual or legal basis on which any such legal proceeding might be commenced, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to Instadose.

(p)	Employee Benefit Plans. Instadose:

(i)

has no liability, or contingent or prospective liability, to provide benefits under any defined benefit plans (including individual plans) and has not made any promises with respect to the provision of any benefits on a defined benefit basis;

	(ii)	has no other employee benefit plans and has not made any promises with respect to increased benefits under those plans; and

(iii)

has no employee benefit plan covering the Employees that is a “registered pension plan” as that term is defined in subsection 248(1) of the Tax Act and no Employee has at any time now or in the past participated in a “registered pension plan” maintained or contributed to by Instadose.

(q)	Absence of Certain Changes or Events. Since May 31, 2020, and except as otherwise permitted by Section 5.1:

	(i)	Instadose and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, excluding matters relating to the proposed Arrangement;

	(ii)	there has not been any acquisition or disposition by Instadose or any of its Subsidiaries of any material property or assets;

	(iii)	there has not been any event, circumstance or occurrence which has had, or is reasonably likely to give rise to, individually or in the aggregate, an Instadose Material Adverse Effect;

	(iv)	there has not been any material change in the accounting practices used by Instadose and its Subsidiaries;

(v)

there has not been any incurrence, assumption or guarantee by Instadose or its Subsidiaries of any material debt for borrowed money, any creation or assumption by Instadose or its Subsidiaries of any Lien or any making by Instadose or its Subsidiaries of any loan, advance or capital contribution to or investment in any other Person;

(vi)

there has not been any redemption, repurchase or other acquisition of Instadose Shares by Instadose, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the Instadose Shares;

	(vii)	there has not been any entering into, or any amendment of, any Material Contract other than in the ordinary course of business consistent with past practice; and

(viii)

there has not been any satisfaction or settlement of any material claims or material liabilities that were not reflected in Instadose’s audited financial statements, other than the settlement of claims or liabilities incurred in the ordinary course of business.

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(r)

Litigation. There is no court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal), arbitration or other dispute, settlement procedure, or any claim, action, suit, demand, arbitration, charge, indictment, hearing or other similar civil, quasi-criminal or criminal, administrative or investigative matter or proceeding, or to the knowledge of Instadose, any investigation or inquiry by or complaint before any Governmental Entity (collectively, “Proceedings”) against or involving Instadose or any of its Subsidiaries or any of their respective properties or assets pending or, to the knowledge of Instadose, threatened and, to the knowledge of Instadose, no event has occurred which would reasonably be expected to give rise to any Proceeding, in each case which, if adversely determined, would reasonably be expected to have an Instadose Material Adverse Effect or would significantly impede the ability of Instadose to consummate the Arrangement.

In September 2019, Instadose received a letter from the Ontario Securities Commission (the “OSC”), Enforcement Branch, requesting information about Instadose’s business activities. Instadose is also aware that the OSC reached out to certain stakeholders of Instadose regarding such enquiries. Instadose has responded to these enquiries and has not received any response from the OSC since that time.

(s)	Taxes. To the knowledge of Instadose:

(i)

each of Instadose and its Subsidiaries has duly and in a timely manner made or prepared all Tax Returns required to be made or prepared by it, and duly and in a timely manner filed all Tax Returns required to be filed by it with the appropriate Governmental Entity, and all such Tax Returns were complete and correct in all material respects;

(ii)

Instadose and each of its Subsidiaries has paid all Taxes, including instalments on account of Taxes for the current year required by applicable Law, which are due and payable by it whether or not assessed by the appropriate Governmental Entity and Instadose has provided adequate accruals in accordance with U.S. GAAP in the most recently published financial statements of Instadose for any Taxes of Instadose and each of its Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns, except in each case where the failure to do so would not reasonably be expected to have, individually or in the aggregate, an Instadose Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, an Instadose Material Adverse Effect since such publication date, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business;

(iii)

each of Instadose and its Subsidiaries has duly and timely withheld all Taxes required by Law to be withheld by it (including Taxes required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the benefit of any Person) and has duly and timely remitted to the appropriate Governmental Entity such Taxes or other amounts required by Law to be remitted by it, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, an Instadose Material Adverse Effect;

(iv)

each of Instadose and its Subsidiaries has duly and timely collected all amounts on account of any sales, use or transfer Taxes, including goods and services, harmonized sales, provincial and territorial sales taxes and state and local taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity such amounts required by Law to be remitted by it, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, an Instadose Material Adverse Effect;

(v)

there are no material proceedings, investigations, audits or claims now pending against Instadose or any of its Subsidiaries in respect of any Taxes and there are no material matters under discussion, audit or appeal with any Governmental Entity relating to Taxes;

(vi)	for the purposes of the Tax Act and any other relevant Tax purposes:

(A)	Instadose is resident in Canada and is not resident in any other country; and

(B)	each of its Subsidiaries is resident in the jurisdiction in which it was formed, and is not resident in any other country;

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(vii)

there are no Liens for Taxes upon any properties or assets of Instadose or any of its Subsidiaries (other than Liens (a) relating to Taxes not yet due and payable and for which adequate reserves have been recorded on the most recent balance sheet included in Instadose’s audited financial statements; and (b) which would not, individually or in the aggregate, have an Instadose Material Adverse Effect);

(vii)

each of Instadose and its Subsidiaries has not, and has never been deemed to have for purposes of the Tax Act, acquired or had the use of property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services or had the use of property for other than the fair market value from or to, or paid or received interest or any other amount other than at a fair market value rate to or from, any Person with whom it does not deal at arm’s length within the meaning of the Tax Act. For all transactions between Instadose or any of its Subsidiaries, on the one hand, and any non-resident Person with whom Instadose or any of its Subsidiaries was not dealing at arm’s length for the purposes of the Tax Act, on the other hand, Instadose or its Subsidiary, as the case may be, has made or obtained records or documents that satisfy the requirements of paragraphs 247(4)(a) to (c) of the Tax Act; and

(ix)

there are no circumstances existing which could result in the application of section 17, subsection 18(4), section 78, section 79, or sections80 to 80.04 of the Tax Act to each of Instadose and its Subsidiaries.

(t)

Corporate Records. The corporate records and minute books of Instadose and its Subsidiaries are currently maintained in accordance with applicable Laws and are complete and accurate in all material respects.

(u)

Insurance. As of the date hereof, Instadose and each of its Subsidiaries have such policies of insurance that are provided to MZKR. All insurance maintained by Instadose and its Subsidiaries is in full force and effect and in good standing.

(v)

Non-Arm’s Length Transactions. There are no agreements or other transactions in place between Instadose or any of its Subsidiaries and: (i) any officer or director of Instadose (other than the agreements or transactions disclosed to MZKR); (ii) any holder of record or, to the knowledge of Instadose, beneficial owner of 10% or more of the Instadose Shares; or (iii) to the knowledge of Instadose, any affiliate or associate of any such officer, director, holder of record or beneficial holder.

(w)

Restrictions on Business Activities. There is no Contract or Order binding upon Instadose or any of its Subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of Instadose or any of its Subsidiaries or the conduct of business by Instadose or any of its Subsidiaries as currently conducted (including following the transaction contemplated by this Agreement) other than Contracts or Orders which would not, individually or in the aggregate, reasonably be expected to have an Instadose Material Adverse Effect.

(x)

Material Contracts. Instadose has made available to MZKR true and complete copies of all Instadose Material Contracts. Instadose is not in default or breach of any Instadose Material Contract, and there exists no state of facts which, after notice or lapse of time or both, would constitute a default or breach (subject to obtaining the consents specified in by Instadose to MZKR). No counterparty to any Instadose Material Contract is in default of any of its obligations under any Instadose Material Contract, Instadose is entitled to all benefits under each Instadose Material Contract, and Instadose has not received any notice of termination of any Instadose Material Contract.

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(y)

Brokers; Expenses. Instadose has not retained any financial advisor, broker, agent or finder, nor entered into any agreement entitling any Person to any broker’s commission or finder’s fee, in respect of the Arrangement or any other matter contemplated by this Agreement, except that IJW & Co., Ltd. is entitled to the fees set out in its agreement with Instadose dated as of February 22, 2021.

(z)

Anti-Corruption. To the knowledge of Instadose, none of its current or former directors, officers, employees or agents or any other Person acting on behalf of Instadose has violated, or been involved in any legal proceeding regarding unlawful conduct under, any Laws prohibiting bribery or corruption, including the Corruption of Foreign Public Officials Act (Canada) and the Foreign Corrupt Practices Act (United States). Instadose has anti-corruption policies and procedures in place and has effectively communicated those policies to all of its directors, officers, employees and agents and any other Person acting on behalf of Instadose.

(aa)

Money Laundering. Instadose is, and at all times has been, conducting its business in compliance with the financial record-keeping and reporting requirements of anti-money laundering Laws, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

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SCHEDULE 4.1
REPRESENTATIONS AND WARRANTIES OF MZKR

(a)

Organization and Qualification. MZKR is duly incorporated and validly existing under the laws of the State of Nevada and has the corporate power and authority to own its assets and conduct its business as now owned and conducted. MZKR is duly qualified to carry on business in each jurisdiction in which its assets and properties, owned, leased, licensed or otherwise held, or the nature of its activities makes such qualification necessary, except where the failure to be so qualified will not, individually or in the aggregate, have a MZKR Material Adverse Effect. True and complete copies of the constating documents of MZKR have been provided to Instadose, and MZKR has not taken any action to amend or supersede such documents.

(b)

Authority Relative to this Agreement. MZKR has the requisite corporate power and authority to enter into this Agreement and the agreements and other documents to be entered into by it hereunder and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the agreements and other documents to be entered into by MZKR hereunder and the consummation by MZKR of the transactions contemplated hereunder and thereunder have been duly authorized by the MZKR Board, and no other corporate proceedings on the part of MZKR are necessary to authorize this Agreement and the agreements and other documents to be entered into by it hereunder or the consummation of the Arrangement. This Agreement has been duly executed and delivered by each of MZKR and constitutes a valid and binding obligation of each MZKR, enforceable by Instadose against MZKR in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency and other applicable Laws affecting the enforcement of creditors’ rights generally and subject to the qualification that equitable remedies may be granted only in the discretion of a court of competent jurisdiction.

(c)

No Conflict; Required Filings and Consent. The execution and delivery by MZKR of this Agreement and the performance by each of them of its obligations hereunder and the completion of the Arrangement do not and will not (or would not with the giving of notice, the lapse of time or the happening of any other event or condition):

(i)	violate, conflict with or result in a breach of:

	(A)	any provision of the articles, by-laws or other constating documents of MZKR or any of its Subsidiaries;

(B)

any Material Contract or Authorization to which MZKR or any of its Subsidiaries is a party or by which MZKR or any of its Subsidiaries is bound, except as would not, individually or in the aggregate, have or reasonably be expected to have a MZKR Material Adverse Effect; or

(C)

any Law to which MZKR or any of its Subsidiaries is subject or by which MZKR or any of its Subsidiaries is bound, subject to receipt of the Regulatory Approvals and except as would not, individually or in the aggregate, have or reasonably be expected to have a MZKR Material Adverse Effect;

(ii)	result in the creation or imposition of any Encumbrance on the MZKR Shares or any of the assets of MZKR;

(iii)	give any Person the right to acquire any of MZKR’s assets; or

(iv)	limit the ability of MZKR to conduct the its business as and where it is currently being conducted.

Other than the Regulatory Approvals, compliance with any applicable Laws, stock exchange rules and policies, the Interim Order and the Final Order, no Authorization of, or other action by or in respect of, or filing, recording, registering or publication with, or notification to, any Governmental Entity is necessary on the part of MZKR or any of its Subsidiaries for the consummation by MZKR of its obligations in connection with the Arrangement under this Agreement or for the completion of the Arrangement, except for such Authorizations and filings as to which the failure to obtain or make would not, individually or in the aggregate, have or reasonably be expected to have a MZKR Material Adverse Effect.

(d)

Subsidiaries and Investments. As of the date of this Agreement MZKR has no subsidiaries, and MZKR does not own or hold, directly or indirectly, any securities of, or have any other interest in, any Person, and MZKR has not entered into any agreement (other than this Agreement) to acquire any such interest.

(e)

Consents of Third Parties. There is no requirement to obtain any consent, approval or waiver of any Person under any MZKR Material Contract in order to complete the transactions contemplated by this Agreement. There is no requirement to obtain any consent, approval or waiver of any Person under any other Contract to which MZKR is a party in order to complete the transactions contemplated by this Agreement, other than those consents, approvals or waivers that, if not given or received, would not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect with respect to MZKR.

(f)	Capitalization and Listing.

(i)

The authorized capital stock of MZKR consists of 700,000,000 MZKR Shares, par value of US$0.0001 per share, and up to 1,000,000 shares of blank check preferred stock, par value US$0.0001 per share of preferred stock. As of the date of this Agreement there are: (a) 75,000,000 MZKR Shares validly issued and outstanding as fully-paid and non‑assessable shares of MZKR; (b) nil shares of preferred stock are issued or outstanding. As of the date of this Agreement, there are no options, warrants, conversion privileges, calls or other rights, shareholder rights plans, agreements, arrangements, commitments or obligations of MZKR or any of its Subsidiaries to issue or sell any shares in the capital of MZKR or of any of its Subsidiaries or securities or obligations of any kind convertible into, exchangeable for or otherwise carrying the right or obligation to acquire any shares of MZKR or any of its Subsidiaries, and there are no equity or security based compensation arrangements maintained by MZKR.

(ii)

No Person has any written or oral agreement or option or any right or privilege (whether by Law, pre-emptive, contractual or otherwise) capable of becoming an agreement or option, including securities, warrants or convertible obligations of any nature, for the purchase of any of the assets of MZKR other than in the ordinary course of MZKR’s business.

(iii)	All outstanding securities of MZKR have been issued in material compliance with all applicable Laws.

(iv)

There are no bonds, debentures or other evidences of indebtedness of MZKR or its Subsidiaries outstanding having the right to vote (or that are convertible or exercisable for securities having the right to vote) with MZKR Shareholders on any matter.

(v)	The MZKR Shares to be issued at the Effective Time will be duly and validly issued by MZKR and fully paid and nonassessable.

(g)

Registrant Status and Stock Exchange Compliance. MZKR is a SEC registrant. There is no Order delisting, suspending or cease trading any securities of MZKR. The MZKR Shares are listed and posted for trading on the OTCQB, and are not listed or quoted on any market other than the OTCQB, and MZKR is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the OTCQB.

(h)	U.S. Securities Law Matters.

(i)	The MZKR Shares are registered pursuant to Section 12(b) of the U.S. Exchange Act and MZKR is in compliance with its reporting obligation pursuant to Section 13 of the U.S. Exchange Act.

(ii)

Other than the MZKR Shares, MZKR does not have, nor is it required to have, any class of securities registered under the U.S. Exchange Act, nor is MZKR subject to any reporting obligation (whether active or suspended) pursuant to section 15(d) of the U.S. Exchange Act.

(iii)	MZKR is not an investment company registered or required to be registered under the Investment Company Act of 1940, as amended.

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(i)

Reports. Since December 31, 2019, MZKR has timely filed true and correct copies of MZKR Public Documents that MZKR is required to file under U.S. Securities Laws, other than such documents that the failure to file would, individually or in the aggregate, not have a MZKR Material Adverse Effect. MZKR Public Documents at the time filed (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and (b) complied in all material respects with the requirements of applicable U.S. Securities Laws. Any amendments to MZKR Public Documents required to be made under U.S. Securities Laws have been filed on a timely basis.

(j)	Financial Statements.

(i)

The audited consolidated financial statements for MZKR as of and for each of the fiscal years ended on November 30, 2020 and November 30, 2019 including the notes thereto have been, and all financial statements of MZKR which are publicly disseminated by MZKR in respect of any subsequent periods prior to the Effective Date will be, prepared in accordance with U.S. GAAP applied on a basis consistent with prior periods and all applicable Laws and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), consolidated financial position and results of operations of MZKR and its Subsidiaries as of the respective dates thereof and its results of operations and cash flows for the respective periods covered thereby (except as may be indicated expressly in the notes thereto).

(ii)

The MZKR Books and Records fairly and correctly set out and disclose in all material respects the financial position of MZKR. All material financial transactions relating to MZKR and its business and assets have been accurately recorded in the MZKR Books and Records, and the MZKR Books and Records have been maintained in accordance with prudent business practices in all material respects.

(k)

Internal Controls. MZKR has adopted and maintains internal control over financial reporting (within the meaning of National Instrument 52-109—Certification of Disclosure in Issuers’ Annual and Interim Filings) for MZKR that is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and there are no material weaknesses in those internal controls. MZKR has not received, and has no knowledge of, any complaint, allegation or claim regarding: (i) the accounting or auditing practices or procedures of MZKR or (ii) its internal accounting controls, in either case that has not been resolved to the satisfaction of the MZKR Board.

(l)

Disclosure Controls and Procedures. Management of MZKR has established and maintains a system of disclosure controls and procedures designed to provide reasonable assurance that: (i) material information relating to MZKR is made known to MZKR’s chief executive officer and chief financial officer (or others performing similar functions) by others, particularly during the period in which the annual filings are being prepared; and (ii) information required to be disclosed by MZKR in its annual filings, interim filings or other reports filed or submitted by MZKR under Canadian Securities Laws is recorded, processed, summarized and reported within the time periods specified in Canadian Securities Laws.

(m)

Absence of Undisclosed Liabilities. MZKR has no material outstanding indebtedness or any material liabilities or obligations (whether accrued, absolute, contingent or otherwise, including under any guarantee of any debt), except: (i) as reflected in the audited financial statements of MZKR as at and for the year ended November 30, 2020; (ii) those incurred in the ordinary course of business and consistent with past practice from November 30, 2019 until the date of this Agreement; and (iii) after the date of this Agreement, those permitted by Section 5.2(b) of the Arrangement Agreement.

(n)

Compliance with Laws, Authorization. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to MZKR: (i) MZKR is and at all times since December 31, 2019, has been, conducting its business in compliance with all Laws; and (ii) MZKR owns, possesses or has obtained all Authorizations required to enable MZKR to carry on its business as currently conducted and to enable it to own, lease and operate its assets, all those Authorizations are valid and subsisting, in full force and effect, and MZKR is not in default or breach of any of those Permits, and no proceeding is pending or, to the knowledge of MZKR, threatened to revoke or limit any of those Authorizations, and the completion of the transactions contemplated by this Agreement will not result in the revocation of any of those Authorizations or the breach of any term, provision, condition or limitation affecting the ongoing validity of any of those Authorizations.

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(o)	Environmental Matters.

(i)

MZKR and its Subsidiaries have been and are in compliance with all Environmental Laws, except as would not reasonably be expected to have, individually or in the aggregate, an MZKR Material Adverse Effect.

(ii)

There are no hazardous substances or other conditions on, at, in, under or emanating from any property currently, or to the knowledge of MZKR, previously owned, operated, leased or used by MZKR or any of its Subsidiaries that could reasonably be expected to result in liability for MZKR or any of its Subsidiaries under any Environmental Law or otherwise adversely affect the Company or any of its Subsidiaries.

(iii)

There are no pending claims, notices, complaints, penalties, prosecutions or any other judicial or administrative proceedings against MZKR, any of its Subsidiaries arising out of any Environmental Laws, except as would not reasonably be expected to have, individually or in the aggregate, an MZKR Material Adverse Effect.

(iv)

MZKR and its Subsidiaries have made available to Instadose all environmental audits, investigations, reports, permits, registrations and other material environmental documents in their possession, custody or control relating to their businesses, operations or any property currently or former owned, operated, leased or used by MZKR or any of its Subsidiaries.

(p)	Employment Matters.

(i)

Employment Information. MZKR has provided Instadose with a correct and complete list and details in writing of, as of the date of this Agreement: (A) the name, title and status (active or non-active, full-time or part-time) of each employee, director, officer, independent contractor, consultant and agent of MZKR who currently provides services to or is employed by MZKR, together with their ages, location of employment and particulars of the material terms and conditions of their employment or engagement, including current rates of remuneration, perquisites, commissions, bonus or other incentive compensation (monetary or otherwise), most recent hire date, cumulative years of service, start and end dates of all previous periods of service, benefits, vacation or personal time off entitlements, current positions held and, if available, projected rates of remuneration; (B) with respect to any Employee on leave, the type of leave and the Employee’s expected date of return to work, if known; (C) all employee compensation plans, programs and arrangements of MZKR; and (D) any arrangement or practice of MZKR regarding redundancy, retention or severance payments, whether contractual, customary or discretionary, above the statutory payment, together with a complete copy, as of the date of this Agreement, of: (A) each written employment, independent contractor, consulting or agency agreement with MZKR; (B) each written indemnity agreement with any director or employee of MZKR; (C) each written bonus arrangement, benefits plan and employee compensation plan of MZKR; and (D) each written employment practice or policy operated in relation to any of the Employees or any group of them, whether contractual, customary or discretionary, (together, the “MZKR Employment Information”).

(ii)	Change of Control. Other than as set out in the Employment Information:

(A)

MZKR has not paid nor will it be required to pay any bonus, fee, distribution, remuneration or other compensation or amount to any Employee as a result of the transactions contemplated by this Agreement; and

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(B)

there is no term of employment or engagement for any Employee that provides that a change of control, direct or indirect, of MZKR entitles the Employee to treat the change of control as amounting to a breach of the relevant contract or entitling the Employee to any payment, additional period of notice or other benefit whatsoever or entitling the Employee to treat the Employee as redundant or otherwise dismissed or released from any obligation.

(C)

Severance. Except as set out in the MZKR Employment Information, no Employee has any agreement as to length of notice or severance payment required to terminate the Employee’s employment or engagement (other than as results from Laws from the employment of an Employee without an agreement as to notice or severance.

(iii)

Obligations Paid. As of the date of this Agreement, all obligations or liabilities of MZKR to pay any amount to or on behalf of its directors and the Employees, including all salary, wages, bonuses, commissions and other employee benefits, have been paid or are accurately reflected in the MZKR Books and Records.

(iv)

Compliance with Laws. MZKR is in compliance with all material terms and conditions of employment and in all material respects with all Laws respecting employment, including pay equity, wages and hours of work. To the knowledge of MZKR, there are no outstanding claims, complaints, investigations or orders under any of those Laws, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to MZKR.

(v)

Labour Laws. MZKR is not a party to or bound by, either directly or by operation of Laws, any collective bargaining agreement, labour contract, letter of understanding, letter of intent, voluntary recognition agreement or legally binding commitment or written communication with any labour union, trade union or employee organization or group that may qualify as a trade union in respect of or affecting Employees. MZKR is not engaged in any labour negotiation. No trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent holds bargaining rights with respect to any of the Employees by way of certification, interim certification, voluntary recognition or succession rights, or has applied or, to the knowledge of MZKR, threatened to apply to be certified as the bargaining agent of any of the Employees. To the knowledge of MZKR, there are no threatened or pending union organizing activities involving any of the Employees. To the knowledge of MZKR, no trade union has applied to have MZKR declared a related successor or common employer under applicable provincial labour or employment laws.

(vi)

Unfair Practices. MZKR has not engaged in any unfair labour practice and no unfair labour practice complaint, grievance or arbitration proceeding is pending or, to the knowledge of MZKR, threatened against MZKR.

(vii)

Strikes. There is no strike, labour dispute, work slow down or stoppage pending or threatened against MZKR nor has there been any such strike, labour dispute, work slow down or stoppage within the last three years.

(viii)

Workers’ Compensation. There are no material outstanding assessments, penalties, fines, liens, charges, surcharges, or other amounts due or owing by MZKR under any workers’ compensation legislation. MZKR has not been reassessed in any material respect under any workers’ compensation legislation. To the knowledge of MZKR, no audit or investigation of MZKR is currently being performed under any workers’ compensation legislation that would reasonably be expected to have a Material Adverse Effect with respect to MZKR. There are no actual or (to the knowledge of MZKR) potential legal proceedings that may materially adversely affect the accident cost experience of MZKR.

(ix)

Occupational Health and Safety. To the knowledge of MZKR, there are no charges pending against MZKR under occupational health and safety legislation that would reasonably be expected to have a Material Adverse Effect with respect to MZKR. MZKR has complied in all material respects with the terms and conditions of all applicable occupational health and safety legislation, as well as with any orders issued under applicable occupational health and safety legislation. There are no appeals of any orders under applicable occupational health and safety legislation outstanding against MZKR.

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(x)

Legal Proceedings. MZKR is not a party to any actual, pending or threatened application, complaint or other legal proceeding under any Law relating to Employees or former Employees nor is MZKR aware of any factual or legal basis on which any such legal proceeding might be commenced, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to MZKR.

	(xi)	Non-Competition Agreements. To the knowledge of MZKR, none of the Employees is in violation of any non-competition, non-solicitation, non-disclosure or any similar agreement with any third party.

(q)	Employee Benefit Plans. MZKR:

(i)

has no liability, or contingent or prospective liability, to provide benefits under any defined benefit plans (including individual plans) and has not made any promises with respect to the provision of any benefits on a defined benefit basis;

	(ii)	has no other employee benefit plans and has not made any promises with respect to increased benefits under those plans; and

(iii)

has no employee benefit plan covering the Employees that is a “registered pension plan” as that term is defined in subsection 248(1) of the Tax Act and no Employee has at any time now or in the past participated in a “registered pension plan” maintained or contributed to by MZKR.

(r)	Absence of Certain Changes or Events. Except as otherwise permitted by Section 5.2:

	(i)	MZKR and its Subsidiaries have conducted their respective businesses only in the ordinary course of business consistent with past practice, excluding matters relating to the proposed Arrangement;

	(ii)	there has not been any acquisition or disposition by MZKR or any of its Subsidiaries of any material property or assets;

	(iii)	there has not been any event, circumstance or occurrence which has had, or is reasonably likely to give rise to, individually or in the aggregate, an MZKR Material Adverse Effect;

	(iv)	there has not been any material change in the accounting practices used by MZKR and its Subsidiaries;

(v)

there has not been any incurrence, assumption or guarantee by MZKR or its Subsidiaries of any material debt for borrowed money, any creation or assumption by MZKR or its Subsidiaries of any Lien or any making by MZKR or its Subsidiaries of any loan, advance or capital contribution to or investment in any other Person;

(vi)

there has not been any redemption, repurchase or other acquisition of MZKR Shares by MZKR, or any declaration, setting aside or payment of any dividend or other distribution (whether in cash, shares or property) with respect to the MZKR Shares;

	(vii)	there has not been any entering into, or any amendment of, any Material Contract other than in the ordinary course of business consistent with past practice; and

(viii)

there has not been any satisfaction or settlement of any material claims or material liabilities that were not reflected in MZKR’s audited financial statements, other than the settlement of claims or liabilities incurred in the ordinary course of business.

(s)

Litigation. To the knowledge of MZKR, there are no Proceedings against or involving Instadose or any of its Subsidiaries or any of their respective properties or assets pending or, to the knowledge of Instadose, threatened and, to the knowledge of Instadose, no event has occurred which would reasonably be expected to give rise to any Proceeding, in each case which, if adversely determined, would reasonably be expected to have an Instadose Material Adverse Effect or would significantly impede the ability of Instadose to consummate the Arrangement.

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(t)	Taxes. To the knowledge of MZKR:

(i)

each of MZKR and its Subsidiaries has duly and in a timely manner made or prepared all Tax Returns required to be made or prepared by it, and duly and in a timely manner filed all Tax Returns required to be filed by it with the appropriate Governmental Entity, and all such Tax Returns were complete and correct in all material respects;

(ii)

MZKR and each of its Subsidiaries has paid all Taxes, including instalments on account of Taxes for the current year required by applicable Law, which are due and payable by it whether or not assessed by the appropriate Governmental Entity and MZKR has provided adequate accruals in accordance with U.S. GAAP in the most recently published financial statements of MZKR for any Taxes of MZKR and each of its Subsidiaries for the period covered by such financial statements that have not been paid whether or not shown as being due on any Tax Returns, except in each case where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a MZKR Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a MZKR Material Adverse Effect since such publication date, no material liability in respect of Taxes not reflected in such statements or otherwise provided for has been assessed, proposed to be assessed, incurred or accrued, other than in the ordinary course of business;

(iii)

each of MZKR and its Subsidiaries has duly and timely withheld all Taxes required by Law to be withheld by it (including Taxes required to be withheld by it in respect of any amount paid or credited or deemed to be paid or credited by it to or for the benefit of any Person) and has duly and timely remitted to the appropriate Governmental Entity such Taxes or other amounts required by Law to be remitted by it, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a MZKR Material Adverse Effect;

(iv)

each of MZKR and its Subsidiaries has duly and timely collected all amounts on account of any sales, use or transfer Taxes, including goods and services, harmonized sales, provincial and territorial sales taxes and state and local taxes, required by Law to be collected by it and has duly and timely remitted to the appropriate Governmental Entity such amounts required by Law to be remitted by it, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a MZKR Material Adverse Effect;

(v)

there are no material proceedings, investigations, audits or claims now pending against MZKR or any of its Subsidiaries in respect of any Taxes and there are no material matters under discussion, audit or appeal with any Governmental Entity relating to Taxes;

	(vi)	for any relevant Tax purposes:

(A)	MZKR is resident in the United States and is not resident in any other country; and

(B)	each of its Subsidiaries is resident in the jurisdiction in which it was formed, and is not resident in any other country; and

(vii)

there are no Liens for Taxes upon any properties or assets of MZKR or any of its Subsidiaries (other than Liens (a) relating to Taxes not yet due and payable and for which adequate reserves have been recorded on the most recent balance sheet included in MZKR’s audited financial statements; and (b) which would not, individually or in the aggregate, have a MZKR Material Adverse Effect).

(u)

Restrictions on Business Activities. There is no Contract or Order binding upon MZKR or any of its Subsidiaries that has or could reasonably be expected to have the effect of prohibiting, restricting or materially impairing any business practice of MZKR or any of its Subsidiaries or the conduct of business by MZKR or any of its Subsidiaries as currently conducted (including following the transaction contemplated by this Agreement) other than Contracts or Orders which would not, individually or in the aggregate, reasonably be expected to have a MZKR Material Adverse Effect.

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(v)

Ownership of Instadose Shares. None of MZKR or any of its Subsidiaries or affiliates or any Person acting jointly or in concert with them in respect of the transactions contemplated by this Agreement beneficially owns or exercises control or direction over any securities of Instadose.

(w)

Material Contracts. MZKR has made available to MZKR true and complete copies of all MZKR Material Contracts. MZKR is not in default or breach of any MZKR Material Contract, and there exists no state of facts which, after notice or lapse of time or both, would constitute a default or breach (subject to obtaining the consents specified by MZKR to Instadose). No counterparty to any MZKR Material Contract is in default of any of its obligations under any MZKR Material Contract, MZKR is entitled to all benefits under each MZKR Material Contract, and Instadose has not received any notice of termination of any MZKR Material Contract.

(x)

Brokers; Expenses. MZKR has not retained any financial advisor, broker, agent or finder, nor entered into any agreement entitling any Person to any broker’s commission or finder’s fee, in respect of the Arrangement or any other matter contemplated by this Agreement.

(y)

Anti-Corruption. To the knowledge of MZKR, none of its current or former directors, officers, employees or agents or any other Person acting on behalf of MZKR has violated, or been involved in any legal proceeding regarding unlawful conduct under, any Laws prohibiting bribery or corruption, including the Corruption of Foreign Public Officials Act (Canada) and the Foreign Corrupt Practices Act (United States). MZKR has anti-corruption policies and procedures in place and has effectively communicated those policies to all of its directors, officers, employees and agents and any other Person acting on behalf of MZKR.

(z)

Money Laundering. MZKR is, and at all times has been, conducting its business in compliance with the financial record-keeping and reporting requirements of anti-money laundering Laws, including the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada).

(aa)

Freely Tradeable Shares. The MZKR Shares to be issued pursuant to the Arrangement shall be registered or qualified for distribution, or exempt from or not subject to any requirement for registration or qualification for distribution, under Canadian Securities Laws, U.S. federal securities laws and the state securities of each U.S. state where holders entitled to receive such shares are located. Such securities shall not be “restricted securities” within the meaning of Rule 144 under the U.S. Securities Act of 1933, as amended, and shall not be subject to any “hold period” resale restrictions under National Instrument 45‑102 – Resale of Securities of the Securities Authorities.

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